                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-63800

                                 [El Paso Logo]

                         EL PASO ENERGY PARTNERS, L.P.
                  EL PASO ENERGY PARTNERS FINANCE CORPORATION

                                  $250,000,000
                               Offer to Exchange
               8 1/2% Series B Senior Subordinated Notes due 2011
                  for any and all outstanding 8 1/2% Series A
                       Senior Subordinated Notes due 2011
                         CUSIP: 28368QAA7 and U5325MAA3
                           -------------------------

     This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $250,000,000 aggregate principal amount of new 8 1/2% Series B senior subordinated notes due 2011, which we call the Series B notes, which will be freely transferable, for any and all outstanding 8 1/2% Series A senior subordinated notes due 2011, which we call the Series A notes, issued in a private offering on May 17, 2001 and which have certain transfer restrictions.

     In this prospectus we sometimes refer to the Series A notes and the Series B notes collectively as the notes.

     - The exchange offer expires at 5:00 p.m., New York City time, on September 28, 2001, unless extended.

     - The terms of the Series B notes are substantially identical to the terms of the Series A notes, except that the Series B notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     - All Series A notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of Series A notes may be withdrawn at any time prior to expiration of the exchange offer.

     - We will not receive any proceeds from the exchange offer.

     - The exchange of Series A notes for Series B notes will not be a taxable event for United States federal income tax purposes.

     - Holders of Series A notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     - Series A notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.
                           -------------------------

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.
                           -------------------------

                The date of this prospectus is August 30, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    8
The Exchange Offer..........................................   22
Use of Proceeds.............................................   34
Description of Notes........................................   34
Federal Income Tax Considerations...........................   82
Plan of Distribution........................................   86
Validity of the Series B Notes..............................   87
Experts.....................................................   87
Where You Can Find More Information.........................   87
Forward-Looking Statements..................................   88

                           -------------------------

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.

     You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in or incorporated by reference in this prospectus.

     You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in this prospectus to captions in these materials where you can find further related discussions. The above table of contents tells you where to find these captions.
                           -------------------------

                                    SUMMARY

     This summary highlights some basic information from this prospectus to help you understand the notes. It likely does not contain all the information that is important to you. You should carefully read this prospectus to understand fully the terms of the notes, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page 8 of this prospectus to determine whether an investment in the notes is appropriate for you. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," or "ours," we are describing El Paso Energy Partners, L.P., together with its subsidiaries, including El Paso Energy Partners Finance Corporation.

                         EL PASO ENERGY PARTNERS, L.P.

     El Paso Energy Partners, L.P. (NYSE: EPN) is one of the largest publicly-traded master limited partnerships in terms of market capitalization. Formed in 1993, we currently manage a balanced, diversified portfolio of interests and assets that includes:

     - natural gas and oil pipelines, platforms, processing facilities and infrastructure in the deeper water regions of the Gulf of Mexico, offshore Louisiana and Texas;

     - natural gas storage facilities in Mississippi;

     - intrastate natural gas pipeline assets in Alabama;

     - natural gas liquids, or NGLs, transportation and fractionation facilities in south Texas; and

     - oil and natural gas properties.

     We continue to benefit from the unique corporate sponsorship we receive from El Paso Corporation, the indirect parent of our general partner. As of June 30, 2001, El Paso Corporation, one of the largest natural gas companies in the world, had an enterprise value in excess of $30 billion and senior unsecured credit ratings of Baa2 from Moody's and BBB from Standard & Poor's. We are El Paso Corporation's primary financial vehicle for future midstream energy infrastructure acquisitions. We have completed $410 million of asset transfers from El Paso Corporation's significant portfolio of midstream assets since 1999, and we expect to receive additional transfers in the future. Through its subsidiaries, El Paso Corporation owns 26%, or 8,953,764, of our common units and our 1% general partner interest. In addition, we issued $170 million of Series B Cumulative Redeemable Preference Units to an El Paso Corporation subsidiary in August 2000 in connection with our acquisition of the Crystal natural gas storage businesses.

     The following chart depicts our ownership structure and our primary business segments.

                              [El Paso Flow Chart]

PIPELINES             OWNERSHIP
- El Paso Intrastate-
 Alabama                 100.0%
- Viosca Knoll           100.0%
- East Breaks             50.0%
- HIOS                    50.0%

                      OWNERSHIP
- East Cameron 373       100.0%
- Prince TLP             100.0%(2)
- Ship Shoal 331         100.0%
- Viosca Knoll 817       100.0%
- Ship Shoal 332          50.0%
- Garden Banks 72         50.0%

FRACTIONATORS         OWNERSHIP
- Shoup                  100.0%
- Armstrong              100.0%
- Delmita                100.0%

GATHERING PIPELINES
- Thompsonville
 Lateral                 100.0%
- Shilling Lateral       100.0%
- SACC Mainline          100.0%
- South Texas
 Pipeline                100.0%
- Allegheny              100.0%
- Poseidon                36.0%

                      OWNERSHIP
- Hattiesburg            100.0%
- Petal                  100.0%

                      OWNERSHIP
- Viosca Knoll Block
 817                     100.0%
- Garden Banks Block
 72                       50.0%
- Garden Banks Block 117  50.0%
- West Delta Block 35     38.8%
- Prince Field             9.0%(3)
- Garden Banks Block
 73                        2.5%(4)

---------------
(1) El Paso Energy Partners Company, a wholly-owned indirect subsidiary of El Paso Corporation, is our general partner. El Paso Corporation's ownership interest in us, which is held by our general partner and its affiliates, includes our 1% general partner interest and a 26% limited partner interest. In addition, a subsidiary of El Paso Corporation holds $170 million of our Series B Cumulative Redeemable Preference Units.

(2) We installed the tension leg platform in July 2001. We expect the first production from the Prince TLP in the third quarter of 2001.

(3) Overriding royalty interest convertible into a 30% undivided working interest. Production from this field is committed to our Prince TLP.

(4) Overriding royalty interest.

Gathering and Transportation

     We have four natural gas pipeline systems and six multi-purpose offshore platforms, including related production and processing facilities. Our natural gas pipeline systems, which extend over 860 miles, have a combined maximum design capacity of over 3.4 billion cubic feet per day, or Bcf/d, of natural gas. Our offshore natural gas pipeline systems and our oil pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including some located offshore Texas, Louisiana, and Mississippi, and provide relatively low cost access to long line transmission pipelines that access multiple markets in the eastern half of the United States. In addition to our offshore natural gas pipeline systems, we have a gathering system in Alabama, which gathers coal bed methane production in the Black Warrior Basin.

Platforms

     In July 2001, we installed our Prince tension leg platform, or TLP. We expect the first production from the TLP in the third quarter of 2001. With the TLP, our multi-purpose offshore platforms have a combined product handling capacity of over 560 million cubic feet per day, or MMcf/d, of natural gas and over 127 thousand barrels per day, or MBbls/d, of oil and condensate. Through these facilities, we are able to provide a variety of midstream services to increase deliverability and attract new volumes into our offshore pipeline systems.

Liquids Transportation and Fractionation

     We have two offshore oil pipeline systems, which extend over 300 miles and have a combined maximum design capacity of over 400 MBbls/d of oil.

     In February 2001, we acquired NGL transportation and fractionation assets from subsidiaries of El Paso Corporation, which we now operate under the name "EPN Texas." In connection with this acquisition, we entered into a twenty-year transportation and fractionation agreement with El Paso NGL Marketing, L.P., an affiliate of our general partner. In that agreement, El Paso Marketing agreed to deliver all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by affiliates of El Paso Marketing to our south Texas NGL gathering and fractionation facilities, and we have dedicated 100% of the capacity of our facilities to El Paso Marketing. EPN Texas includes more than 600 miles of NGL gathering and transportation pipelines and three fractionation plants located in south Texas. The NGL pipeline system is comprised of 379 miles of pipeline used to gather and transport unfractionated NGLs from various processing plants to the Shoup Plant, located in Corpus Christi, the largest of the three fractionators acquired. The system also includes 177 miles of pipelines that deliver fractionated products such as ethane, propane and butane to refineries and petrochemical plants along the Texas Gulf Coast and to common carrier NGL pipelines. The three fractionation facilities have a combined capacity of approximately 96 MBbls/d.

Natural Gas Storage

     In August 2000, we acquired the Crystal salt dome natural gas storage facilities located in Mississippi, which are well situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. These storage facilities have a combined current working capacity of 6.7 Bcf and are capable of delivering in excess of 670 MMcf/d of natural gas into three interstate pipelines: Koch Gateway Pipeline, Transcontinental Gas Pipeline, and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry. The Federal Energy Regulatory Commission, or FERC, has approved a 6.8 Bcf expansion of these facilities, which we are currently constructing. This additional capacity is dedicated under a twenty-year contract to a subsidiary of The Southern Company, the largest producer of electricity in the United States. We also intend to construct a 60-mile pipeline addition that will interconnect with the storage facility and offer direct interconnects with Southern Natural Gas, Transco and Destin pipelines. Construction of this pipeline addition will commence when we receive FERC approval, which is expected to occur in the fall of 2001.

Oil and Natural Gas Production

     We own interests in natural gas and oil producing properties in the Gulf of Mexico having total proved reserves of 11.5 Bcf of natural gas and 1,200 MBbls of oil. We also own an approximate 9.0% overriding royalty interest in the Prince Field, which is owned and operated by a subsidiary of El Paso Corporation. In accordance with our strategy to de-emphasize our exposure to commodity price volatility, especially production operations, we have not acquired any additional natural gas and oil properties or drilled any development or exploratory wells since 1998.

OUR OBJECTIVE AND STRATEGY

     Our objective is to operate as a growth-oriented master limited partnership with a focus on enhancing the quality of our cash flow, earnings and other financial results of operations. Our strategy is to combine our position as a provider of midstream services in the deeper water regions of the Gulf of Mexico with an aggressive effort to acquire and develop diversified onshore midstream energy assets. Accordingly, we also expect a substantial portion of our growth to relate to onshore activities and operations. Further, our strategy includes identifying opportunities that create synergies with the other assets and operations of El Paso Corporation. In the future, we intend to continue de-emphasizing our commodity-based activities, such as exploration and production operations, and to concentrate on fee-based operations, such as gathering, processing, storage and fractionation, which provide more stable cash flows. Other key aspects of our strategy include:

     - capitalizing on our extensive infrastructure in the Gulf of Mexico and expanding our existing assets further into the deeper water regions with projects supported by new discoveries and long-term commitments;

     - purchasing or constructing onshore pipelines, gathering systems, storage and fractionation facilities and other midstream assets to provide a broad range of stable, fee-based services to producers, marketers and users of energy products; and

     - leveraging the significant nationwide asset base and operational expertise of El Paso Corporation.

     The address of our principal executive offices is 4 East Greenway Plaza, Houston, Texas 77046 and our telephone number at this address is (832) 676-5332. Our limited partner interests trade under the New York Stock Exchange symbol "EPN."

                               THE EXCHANGE OFFER

     You are entitled to exchange in the exchange offer your outstanding Series A notes for Series B notes with substantially identical terms. You should read the discussion under the heading "Description of Notes" beginning on page 34 for further information regarding the Series B notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 22 for further information regarding the exchange offer and resale of the Series B notes.

Registration Rights
Agreement..................  We sold $250 million in aggregate principal amount of Series A notes to Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement dated as of May 17, 2001 with the initial purchasers which grants the holders of the Series A notes exchange and registration rights. This exchange offer satisfies those exchange rights.

The Exchange Offer.........  $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of Series A notes. As of the date of this prospectus, $250 million aggregate principal amount of the Series A notes are outstanding. We will issue Series B notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Series B
Notes......................  Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the Series B notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders of the Series B notes, other than a holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Series B notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the Series B notes.

                             Each broker-dealer that receives Series B notes pursuant to the exchange offer in exchange for Series A notes that the broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than Series A notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. The letter of transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                             If we receive notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where the Series A notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us.

                             The letter of transmittal requires broker-dealers tendering Series A notes in the exchange offer to indicate whether the broker-dealer acquired the Series A notes for its own account as a result of market-making activities or other trading activities, other than Series A notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the Series A notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See "The Exchange Offer -- Registration Rights" and
                             "-- Resale of the Series B Notes; Plan of
                             Distribution."

Expiration Date............  The exchange offer expires at 5:00 p.m., New York
                             City time, on September 28, 2001, unless we extend the exchange offer in our sole discretion, in which case the term "Expiration Date" means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange
Offer......................  The exchange offer is subject to certain conditions which we may waive. See "The Exchange
                             Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
the Series A Notes.........  Each holder of Series A notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions, and mail or otherwise deliver the letter of transmittal together with the Series A notes and any other required documentation to the exchange agent identified below under "Exchange Agent" at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make certain representations to us. See "The Exchange Offer -- Registration Rights" and "-- Procedures for Tendering Series A Notes."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. See "The Exchange
                             Offer -- Procedures for Tendering Series A Notes."

Guaranteed Delivery
Procedures.................  Holders of Series A notes who wish to tender their
                             Series A notes when those securities are not immediately available or who cannot deliver their Series A notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their Series A notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Series A Notes -- Guaranteed Delivery."

Withdrawal Rights..........  Tenders of Series A notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Series A
Notes and Delivery of
  Series B Notes...........  We will accept for exchange any and all Series A notes that are properly tendered in the exchange offer, and not withdrawn, prior to the Expiration Date. The Series B notes issued pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Series A notes. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  The Chase Manhattan Bank is serving as exchange agent in connection with the exchange offer. See "The Exchange Offer -- Exchange Agent."

Federal Income Tax
  Considerations...........  The exchange of Series A notes for Series B notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See "Federal Income Tax Considerations."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                       YEAR ENDED DECEMBER 31,
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 2001     2000   1999   1998   1997   1996
----------------   ----   ----   ----   ----   ----
      2.38         1.53   1.80   1.17    --(1) 3.36

-------------------------
(1) Earnings were inadequate to cover fixed charges by $5,362,000 for 1997.

     These computations include us and our Restricted Subsidiaries. For these ratios, "earnings" is the aggregate of the following items:

     - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income and loss from equity investees;

     - plus fixed charges;

     - plus distributed income of equity investees;

     - less amortization of capitalized interest; and

     - less minority interest in consolidated subsidiaries.

The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses related to indebtedness;

     - an estimate of the interest within rental expenses; and

     - minority interest in consolidated subsidiaries.

                                  RISK FACTORS

     You should carefully consider the risks described below in addition to other information contained or incorporated by reference in this prospectus. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

RISKS RELATED TO THE EXCHANGE OFFER

THE MARKET VALUE OF YOUR SERIES A NOTES MAY BE LOWER IF YOU DO NOT EXCHANGE YOUR SERIES A NOTES OR FAIL TO PROPERLY TENDER YOUR SERIES A NOTES FOR EXCHANGE.

     CONSEQUENCES OF FAILURE TO EXCHANGE. To the extent that Series A notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Series A notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Series A notes not tendered for exchange. The extent of the market and the availability of price quotations for Series A notes would depend upon a number of factors, including the number of holders of Series A notes remaining at such time and the interest in maintaining a market in such Series A notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, or float, may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Series A notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of Series A notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the Series A notes that are not exchanged more volatile.

     CONSEQUENCES OF FAILURE TO PROPERLY TENDER. Issuance of the Series B notes in exchange for the Series A notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer -- Conditions to the Exchange Offer" and only after timely receipt by the exchange agent of the Series A notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of Series A notes desiring to tender Series A notes in exchange for Series B notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Series A notes for exchange. Series A notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to the Series A notes.

THERE IS NO PUBLIC MARKET FOR THE NOTES AND YOU CANNOT BE SURE AN ACTIVE TRADING MARKET FOR THE NOTES WILL DEVELOP.

     The Series A notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the Series A notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the Series A notes for Series B notes, that an active trading market for the Series A notes or the Series B notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the Series A notes, the initial purchasers advised us that they intended to make a market in the Series A notes and, if issued, the Series B notes. However, the initial purchasers are not obligated to make a market in the Series A notes or the Series B notes, and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. No assurance can be given as to the liquidity of or trading market for the Series A notes or the Series B notes.

     The liquidity of any market for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or in the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

     If the number of outstanding Series A notes is reduced through the exchange offer, the existing limited market for the Series A notes will become further constricted, with a probable decrease in the liquidity of the Series A notes. Further, the Series A notes that are not tendered in the exchange offer will continue to be subject to the existing restrictions upon their transfer. We will have no obligation to provide for the registration under the Securities Act of unexchanged Series A notes.

RISKS RELATED TO OUR BUSINESS

OUR ABILITY TO MAKE PAYMENTS TO OUR CREDITORS DEPENDS ON FACTORS OUT OF OUR CONTROL, INCLUDING THE RATES FOR, AND VOLUME OF, PRODUCTION THAT WE HANDLE.

     We might not be able to satisfy our obligations to you. Our ability to make payments on our indebtedness, including the notes, and to fund future working capital, capital expenditures and other general corporate requirements will depend on our ability to generate cash in the future. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Our future performance and, therefore, our ability to make payments to you on the notes will largely depend on the volume of, and rates for, the natural gas and oil handled by our pipelines, platforms and other energy infrastructure assets. Many factors outside of our control can affect these volumes and rates. The following factors, among others, affect the rates that our pipelines and other facilities may charge:

     - commodity prices for the production handled;

     - regional, domestic and international supply and demand;

     - energy legislation;

     - environmental legislation and enforcement;

     - federal or state taxes, if any, on the sale, storage or transportation of natural gas and NGLs;

     - abundance of supplies of alternative energy sources;

     - future production and development costs;

     - competition from others; and

     - the maximum rates established by the FERC for our regulated facilities.

Any decrease in the rates charged or volumes handled by any of our pipelines and other facilities could reduce our available cash. Accordingly, we cannot assure you that we will be able to continue to generate enough cash flow to satisfy our existing commitments, including making interest and principal payments on our indebtedness and funding our other liquidity needs, including the purchase, construction or other acquisition of assets or businesses in the future.

     Based on our current and anticipated level of operations and revenue growth, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to conduct our businesses as they currently exist. We cannot assure you, however, that these or other sources of capital will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs, including the purchase, construction or other acquisition of assets or businesses in the future. We may need to pay or refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to do that on commercially reasonable terms or at all.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have a significant amount of indebtedness and the ability to incur more indebtedness. In May 1999 and May 2001, we issued $175 million of 10 3/8% senior subordinated notes due in 2009 and

$250 million of 8 1/2% senior subordinated notes due in 2011, both of which are supported by guarantees of our subsidiaries. We are also party to a $600 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of June 30, 2001, we had $60 million outstanding under this revolving credit facility. In addition, Argo, L.L.C., an indirect wholly-owned subsidiary, obtained a $95 million limited recourse project finance loan from a group of commercial lenders in August 2000. As of June 30, 2001, Argo had $95 million outstanding under this loan, and the average interest rate was 5.8%. If Argo defaults on its payment obligations, we could be required to pay to the lenders all distributions we or any of our subsidiaries have received from Argo up to $30 million.

     Two of our joint ventures are also parties to credit agreements. In 1999, Deepwater Holdings assumed Western Gulf Holdings L.L.C.'s obligations under its $100 million revolving credit facility and subsequently increased the commitment amount to $175 million. The credit facility is collateralized by substantially all of the material contracts and agreements of Deepwater Holdings. As of June 30, 2001, Deepwater Holdings had $111 million outstanding under its credit facility, and the average floating interest rate was 5.39%. If Deepwater Holdings defaults on its payment obligations or upon the occurrence of other specified events, we could be required to pay to the lenders all distributions we or any of our subsidiaries have received from Deepwater Holdings up to $8.75 million. In addition, Poseidon Oil Pipeline Company, L.L.C. has an amended revolving credit facility to provide up to $185 million, which is collateralized by a substantial portion of Poseidon's assets. As of June 30, 2001, Poseidon had $150 million outstanding under its credit facility and the average floating interest rate was 5.56%.

     We must comply with various affirmative and negative covenants contained in the indenture related to our senior subordinated notes due 2009, which we issued in May 1999, our revolving credit facility and the indenture covering the notes in this offering. Among other things, these covenants limit our ability to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of our contracts.

Our indebtedness also requires us to make mandatory repayments under certain circumstances, including when we sell certain assets, fail to achieve or maintain certain financial targets or experience a change in control. We cannot prepay the balance outstanding under our senior subordinated notes without incurring substantial economic penalties.

     The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us. In addition, our substantial indebtedness could have other important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to make distributions to unitholders, to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.

     We may incur additional indebtedness in the future, either under our existing credit agreement, under joint venture credit agreements, on a project finance or similar basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit agreement or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit agreement and existing indenture. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness, and if an event of default occurs under our joint ventures' credit facilities, we may be required to repay amounts previously distributed to us and our subsidiaries. Such an event could limit our ability to repay in full our indebtedness, including the notes.

WE MAY NOT BE ABLE TO FULLY EXECUTE OUR ACQUISITION STRATEGY IF WE ENCOUNTER DIFFICULT CAPITAL MARKETS OR INCREASED COMPETITION FOR QUALIFIED ASSETS.

     Part of our business strategy includes purchasing and constructing additional assets to provide a broad range of stable cash flow assets. We regularly consider and enter into discussions regarding, and are currently contemplating, additional potential acquisitions. While there are currently no unannounced agreements pending for the purchase of any businesses or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets. We will need new capital to finance these acquisitions. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to make accretive acquisitions.

     In addition, we are experiencing increased competition for the assets we purchase. Increased competition for a limited pool of assets could result in our not being the successful bidder more often or our acquiring assets at a higher price than we have paid historically. Either occurrence would limit our ability to fully execute our acquisition strategy. Our ability to execute our acquisition strategy may impact the market value of these notes and our other securities.

POTENTIAL FUTURE ACQUISITIONS AND EXPANSIONS MAY ADVERSELY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

     Part of our business strategy includes purchasing, constructing and otherwise acquiring assets, including entire businesses, that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business or increase our market position. Although we intend to continue to expand our business through acquisitions, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms or at all.

     We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate any future acquisitions, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds.

     We are currently considering some specific future acquisitions or investments, although we cannot assure you that we will be able to reach agreement with respect to any of these opportunities. If consummated, any acquisition or investment would likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business.

     While, historically, our operations have been focused primarily on pipelines, platforms and other energy infrastructure assets in the Gulf of Mexico, our current strategy contemplates substantial growth through the acquisition and development of a wider range of midstream and other energy infrastructure assets, including onshore and offshore, domestic and foreign, and pipeline and non-pipeline assets. Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments, inefficiencies and difficulties which arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined. Management and other personnel must devote substantial time to integrate an acquired business with existing operations, for instance, and these efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new businesses and other business opportunities. For all of these reasons, as acquisitions and expansions occur, our business could be adversely affected.

OUR ACTUAL PROJECT COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM PROJECTS MAY NOT BE IMMEDIATE.

     Our forecast contemplates significant expenditures for the purchase, construction or other acquisition of pipelines and other energy-related infrastructure, including some projects with significant technological challenges. Underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk than other operations. Further, if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We cannot assure you that we will be able to complete our projects at the costs currently estimated. If we experience material cost overruns, we would have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects; or

     - issuing additional debt or equity.

Any or all of these methods may not be available when needed or may adversely affect our future results of operations.

     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the construction may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays of any future projects, we might not meet our obligations as they become due.

WE WILL FACE COMPETITION FROM THIRD PARTIES TO HANDLE ANY NEW PRODUCTION.

     Even if additional reserves exist in the areas accessed by our facilities and are ultimately produced, we cannot assure you that any of these reserves will be gathered, transported, processed, stored or otherwise handled by us. We would compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to onshore markets.

FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH
FLOW.

     The FERC extensively regulates certain of our pipelines, natural gas storage assets and other facilities. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - recovery of costs;

     - the services that our regulated pipelines are permitted to perform;

     - our ability to seek recovery of various categories of costs;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, we cannot assure you that the current regulatory regime will remain unchanged or of the effect any changes in that regime would have on our financial position, results of operations or cash flows.

A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT COULD DAMAGE FACILITIES THAT ARE OWNED BY US OR THAT DELIVER NATURAL GAS, OIL OR OTHER PRODUCTS TO US, WHICH COULD CURTAIL OUR OPERATIONS AND, POSSIBLY, ADVERSELY AFFECT OUR CASH FLOW.

     If one or more facilities that are owned by us or that deliver natural gas, oil or other products to us is damaged by severe weather or any other natural disaster, accident, catastrophe or other event, our operations could be significantly interrupted. Similar interruptions could result from damage to production facilities or other production stoppages arising from factors beyond our control. These interruptions might range from a week or less for a minor incident to six months or a year or more for a major interruption. Any event that interrupts the fees generated by our pipelines or other income-producing assets, or which causes us to make significant expenditures not covered by insurance, could adversely impact the market price of, and the amount of cash available for payment of, the notes. Further, although we carry limited business interruption insurance, which we consider to be appropriate, it would not cover many interruptions that might occur, and in the future we may not be able to obtain other desirable insurance on commercially reasonable terms.

ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including civil fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will probably make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations or enforcement policies, could significantly increase our cost of handling, manufacture, use, emission or disposal of substances or wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products. We cannot assure you that we will not incur material environmental costs and liabilities.

PERSONAL INJURY, MECHANICAL FAILURE AND DAMAGE TO THE STORAGE AND RELATED FACILITIES COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR STORAGE ASSETS.

     Our natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. If an accident or a natural event, like a storm, were to cause an explosion or similar catastrophic event, there could be extensive injury to people and property. Additionally, some of our storage contracts obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers' natural gas is in our possession. In order to reduce the effects of any such incident, we maintain insurance coverage that includes property and business interruption insurance. We believe that this insurance coverage is adequate; however, we cannot assure you that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur or that we can renew it on similar terms or at all.

OUR STORAGE BUSINESSES DEPEND ON NEIGHBORING PIPELINES TO TRANSPORT NATURAL GAS.

     To obtain natural gas, our storage businesses depend on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on our ability (and the ability of our customers) to transport natural gas to and from our facilities and a corresponding material adverse effect on our storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues.

THE FUTURE PERFORMANCE OF OUR PRODUCTION HANDLING OPERATIONS, AND THUS OUR ABILITY TO SATISFY OUR DEBT REQUIREMENTS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES.

     The natural gas and oil reserves available to our energy-related infrastructure from existing wells naturally decline over time. In order to offset this natural decline, our energy-related infrastructure must access additional reserves. Additionally, some of the projects we have planned or recently completed are dependent on reserves that we expect to be produced from newly discovered properties which producers are currently developing. This means that our long-term prospects depend upon the successful exploration and development of additional reserves in areas accessible to our pipelines and other infrastructure, such as El Paso Corporation's Prince Field.

     In fact, finding and developing new natural gas and oil reserves from offshore properties is very expensive. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas, especially, will require large capital expenditures by producers for exploration, development drilling, installation of production facilities and pipeline extensions to reach the new wells.

     Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low natural gas and oil prices, cost and availability of equipment, capital budget limitations or the lack of available capital. We cannot assure you that additional reserves, if discovered, would be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity declined in relation to prior years. If hydrocarbon prices decline to those levels again or capital spending by the energy industry decreases or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.

PRICE AND VOLUME VOLATILITY IS SUBSTANTIALLY OUT OF OUR CONTROL AND COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR PRODUCING OIL AND NATURAL GAS PROPERTIES.

     Revenues and cash flows from our producing oil and natural gas properties will be substantially affected by our future production from those properties and the prices we receive for that production, both of which are often beyond our ability to control. In 1998, oil and natural gas prices dramatically declined, and although prices have since improved, we cannot assure you that there will not be future declines in commodity prices.

WE HAVE EXPOSURE TO MOVEMENTS IN INTEREST RATES AND COMMODITY PRICES RELATING TO OUR NATURAL GAS AND OIL PRODUCTION, WHICH WE PARTIALLY HEDGE, FROM TIME TO TIME, USING FINANCIAL DERIVATIVE INSTRUMENTS.

     We have exposure to movements in interest rates and commodity prices relating to our natural gas and oil production, which we partially hedge, from time to time, using financial derivative instruments. Our results of operations, and our cash flows, could be materially adversely affected by significant increases in interest rates or declines in natural gas and oil commodity prices. The interest rate on our senior subordinated notes is fixed and the interest rates on our other indebtedness and the indebtedness of our joint ventures are variable. In addition, the prices we receive for natural gas and oil production vary from month to month.

     Although we try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices by using financial derivative instruments and other hedging mechanisms from time to time, we do not currently have any hedging mechanisms in place. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, even though our management monitors our hedging activities, we could experience losses resulting from them. Such losses could occur under various circumstances, including if the other party to our hedge does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

THE FRACTIONATION BUSINESS IS CYCLICAL AND THE REQUIREMENT FOR THIS SERVICE DEPENDS IN PART UPON THE SPREAD BETWEEN PRICES FOR NATURAL GAS AND NGLS.

     A producer will process its natural gas and fractionate its resulting NGL production only if it is profitable to do so. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating and selling the NGL components contained in the raw natural gas stream than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGLs is greatest when the demand for NGLs increases for use in petrochemical and refinery feedstock. If, and when, this spread becomes too narrow to justify the costs, producers have the option to sell the raw natural gas stream rather than process and fractionate, and our fractionation facilities will be underutilized.

     Utilization rates in the fractionation industry can fluctuate dramatically from month to month, depending on the needs of producers. For example, the monthly utilization rate for our fractionation facilities during the past 12 months was as low as 36% and as high as 100%. However, our average annual utilization rate for 2000, 1999 and 1998 were 90%, 88% and 91%. Further, in connection with our acquisition of these facilities, we were able to effectively secure a commitment from a subsidiary of El Paso Corporation that the utilization rate of these facilities during 2001 will be at least 76.8% at a rate of $1.01 per barrel.

OUR FRACTIONATION FACILITIES ARE DEDICATED TO A SINGLE CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

     In connection with our acquisition of our fractionation facilities from an affiliate of our general partner, we entered into a twenty-year transportation and fractionation agreement with El Paso NGL Marketing, L.P., an affiliate of our general partner. In that agreement, El Paso Marketing agreed to deliver all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by affiliates of El Paso Marketing to our south Texas NGL gathering and fractionation facilities, and we have dedicated 100% of the capacity of our facilities to El Paso Marketing. For each gallon of NGLs we fractionate, we receive a fee of which approximately 25% is adjusted using an inflation index. Our operations are likely to be materially adversely affected if this agreement is terminated or if El Paso Marketing does not deliver enough NGL to us to ensure that we can maintain a profitable utilization rate.

NATURAL GAS PRICE STABILITY COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR STORAGE ASSETS.

     Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for our storage services. The storage business has benefited from large price swings resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. However, we cannot assure you that the market for natural gas will continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or otherwise, the demand for our storage services and, therefore, the prices that we will be able to charge for those services may decline.

RISKS INHERENT IN AN INVESTMENT IN THE NOTES

FEDERAL AND STATE STATUTES WOULD ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO SUBORDINATE FURTHER OR VOID THE NOTES AND THE GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM US.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could further subordinate or void the notes and the guarantees if, at the time we issued the notes and the guarantees, certain facts, circumstances and conditions existed, including that:

     - we received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; or

     - we were insolvent or rendered insolvent by reason of such incurrence; or

     - we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

     - we intended to incur, or believed that we would incur, indebtedness we could not repay at its maturity.

     In such a circumstance, a court could require you to return to us or pay to our other creditors amounts we paid to you. This would entitle other creditors to be paid in full before any payment could be made under the notes. We may not have sufficient assets after the payment to other creditors. The guarantees of the notes by our subsidiaries could be challenged on the same grounds as the notes. In addition, a creditor may avoid a guarantee based on the level of benefits received by a guarantor compared to the amount of the subsidiary guarantee. The indenture will contain a savings clause, which generally limits the obligations of each guarantor to the maximum amount that is not a fraudulent conveyance. If a subsidiary guarantee is avoided, or limited as a fraudulent conveyance or held unenforceable for any other reason, you would not have any claim against the guarantors and would be only creditors of El Paso Energy Partners and El Paso Finance and any guarantor whose subsidiary guarantee was not avoided or held unenforceable. In such event, claims of holders of notes against a guarantor would be subject to the prior payment of all liabilities (including trade payables) of such guarantor. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy claims of holders of notes relating to any avoided portions of any of the subsidiary guarantees.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

     - the sum of our indebtedness, including contingent liabilities, were greater than the fair value or fair saleable value of all of our assets;

     - if the present fair value or fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our existing indebtedness, including contingent liabilities, as it becomes absolute and mature; or

     - we could not pay our indebtedness as it becomes due.

     There is a risk of a preferential transfer if:

     - a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

     - a subsidiary guarantee was made in contemplation of insolvency.

The subsidiary guarantee could be avoided by a court as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or one-year) period.

WE MAY NOT BE ABLE TO REPURCHASE NOTES UPON A CHANGE OF CONTROL.

     Upon a change of control, we will be required to repay the amounts outstanding under our revolving credit facility and to offer to repurchase the outstanding senior subordinated notes due 2009, which we issued in May 1999, at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. In addition, we will be required to offer to repurchase any outstanding notes issued to you. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon the occurrence of a change of control.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS UNSECURED AND CONTRACTUALLY SUBORDINATED TO OUR EXISTING SENIOR INDEBTEDNESS AND, POSSIBLY, ANY ADDITIONAL SENIOR INDEBTEDNESS WE INCUR. FURTHER, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL THE SUBSIDIARY GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE SENIOR BORROWINGS.

     The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness (which does not include trade payables and certain other indebtedness) and all additional senior indebtedness (which does not include trade payables) we incur unless, and to the extent, that additional indebtedness expressly provides that it ranks equal with, or junior in right of payment to, the notes and the guarantees. Further, the notes will rank equal with our existing senior subordinated notes and the guarantees of those notes.

     In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default or in the event of certain non-payment defaults on our significant senior indebtedness.

     In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, any subsidiary guarantors or our property, our assets or the assets of the subsidiary guarantors would be available to pay obligors under the notes only after all payments had been made on our or the guarantors' senior indebtedness. Our creditors and the subsidiary guarantors' creditors holding claims which are not subordinated to any applicable senior indebtedness will in all likelihood be entitled to payments before all of our or the subsidiary guarantors' senior indebtedness has been paid in full. Therefore, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' unsubordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy, liquidation, reorganization or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables and other creditors in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and, therefore, holders of notes would receive less, ratably, than the holders of senior indebtedness.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS.

     The notes are effectively subordinated to claims of all creditors of any of our subsidiaries that are not guarantors of the notes. If a non-guarantor subsidiary defaults on its debt, the holders of the notes would not receive any money from that subsidiary until its debts are repaid in full. All of our existing subsidiaries other than El Paso Energy Partners Finance Corporation, Argo, L.L.C. and Argo I, L.L.C. will guarantee the notes. As of June 30, 2001, Argo and Argo I had approximately $95 million of indebtedness. See "Description of Notes."

CONFLICTS OF INTEREST RISKS

EL PASO CORPORATION AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.

     We have potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - we often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we often share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

Through its ownership of our general partner, El Paso Corporation manages our day-to-day operations and strategic direction. Accordingly, it makes the final determination regarding how any particular conflict of interest is resolved.

     In the future, we expect to encounter more transactions and other activities in which we have a conflict of interest with El Paso Corporation and its affiliates resulting from our growth and our strategic expansion into new businesses and geographic areas. We intend to provide integrated energy services and solutions, without regard to geographic limitations, which may conflict with El Paso Corporation's worldwide operations. Some more recent transactions involving us in which El Paso Corporation and its affiliates had a conflict of interest include:

     - in February 2001, we purchased fee-based NGL transportation and fractionation assets located in south Texas from subsidiaries of El Paso Corporation;

     - in January and April 2001, we and Deepwater Holdings, our equity investee, sold our interests in several offshore Gulf of Mexico assets as a result of an FTC order related to El Paso Corporation's merger with The Coastal Corporation;

     - in August 2000, we purchased natural gas storage facilities in Mississippi from subsidiaries of El Paso Corporation;

     - in March 2000, we purchased a natural gas gathering system located in Alabama from a subsidiary of El Paso Corporation;

     - in March 2000, we entered into a letter of intent relating to platform construction and processing for the development of El Paso Corporation's Prince Field;

     - in October 1998, we purchased the Ewing Bank 958 Unit from El Paso Corporation, and, in October 1999, we executed an agreement with El Paso Production GOM, Inc. (formerly Sonat Production GOM, Inc.) to farmout our working interest in the Ewing Bank 958 Unit;

     - in September 1999, we entered into an agreement with an affiliate of El Paso Corporation pursuant to which it operates the facilities of Deepwater Holdings and its subsidiaries on our behalf;

     - in June 1999, we purchased substantially all of El Paso Corporation's interest in the Viosca Knoll gathering system; and

     - pursuant to a management agreement, subsidiaries of El Paso Corporation provide us administrative and operational services.

     We expect to enter into substantial transactions with El Paso Corporation and its affiliates in the future, because of the businesses and areas in which we and El Paso Corporation currently operate, as well as those in which we plan to operate in the future. As a result of El Paso Corporation's merger with The Coastal Corporation, we anticipate entering into more transactions with El Paso Corporation and its affiliates.

     In addition, we and our general partner and its affiliates share and, therefore will compete for, the time and effort of general partner personnel who provide services to us. Officers of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers function as both our representatives and those of our general partner and its affiliates, conflicts of interest could arise between our general partner and its affiliates, on the one hand, and us or you, on the other.

     In most instances in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates, on the other hand, there will be a benefit to our general partner or its affiliates in which neither we nor you will share. Such conflicts may arise in situations which include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;

     - our general partner's determination of which direct and indirect costs we must reimburse;

     - decisions to enter into and the terms of transactions between us and our general partner or any of its affiliates, including transactions involving joint ventures, acquisitions and gathering and transportation; and

     - the acquisition or operation of businesses by our general partner or its affiliates that would compete with us.

     Through its ownership of our general partner, El Paso Corporation manages our day-to-day operations and strategic direction. It elects all of our general partner's directors, who in turn select all of our executive officers and those of the general partner. In addition, El Paso Corporation's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements, El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     We cannot assure you that El Paso Corporation and its affiliates will always act in your best interest, even though doing so may appear to:

     - protect and enhance El Paso Corporation's substantial investment in us;

     - generate substantial cash flows to El Paso Corporation; and

     - provide El Paso Corporation with efficiently priced capital for its planned acquisitions.

Although El Paso Corporation plans to use us as its primary financial vehicle for future midstream energy infrastructure acquisitions, it is neither contractually nor legally bound to do so, and it may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of our other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor our competitors. El Paso Corporation and its subsidiaries (many of which are wholly-owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.

     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and unitholders. For example, the partnership agreement provides that:

     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;

     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to unitholders; and

     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Corporation nor any of its other affiliates, other than our general partner, owes fiduciary duties to us.

RISKS RELATED TO OUR LEGAL STRUCTURE

THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     El Paso Energy Partners is a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments (including payments on the notes) depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, several of our joint ventures have credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such joint venture's ability to make distributions to us under certain circumstances. Further, the joint venture charter documents typically vest in their management committees sole discretion regarding distributions. We cannot assure you that our joint ventures will continue to make distributions to us at current levels or at all.

     Moreover, pursuant to some of the joint venture credit arrangements, we have agreed to return a limited amount of the distributions made to us by the applicable joint venture if certain conditions exist.

WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTICIPANTS AGREE.

     Due to the nature of joint ventures, each participant (including us) in each of our joint ventures has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture.

These protective features include a corporate governance structure which requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Depending on the particular joint venture, these more significant activities might involve large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or us.

WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our partners of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     Our results of operations and, thus, our ability to pay amounts due under the notes could be adversely affected if there is a change in control of our general partner. El Paso Corporation is not restricted from selling our general partner or any of the common units or other limited partner interests it holds, although El Paso Corporation's sale of our general partner would constitute a change of control under our existing credit agreement and indenture. In such a circumstance, our indebtedness for borrowed money would effectively become due and payable unless our creditors agreed otherwise. Thus, El Paso Corporation could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives, and that sale might require us to refinance our indebtedness for borrowed money. We cannot assure you that any such acquiror would continue our current business strategy, or even a business strategy economically compatible with our current business strategy or that we would be able to refinance our indebtedness.

                               THE EXCHANGE OFFER

     For the purposes of this section, "we" means El Paso Energy Partners, L.P., El Paso Energy Partners Finance Corporation and the Subsidiary Guarantors.

REGISTRATION RIGHTS

     At the closing of the offering of the Series A notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Series A notes, at our cost,

     - to file an exchange offer registration statement with the SEC with respect to the exchange offer for the Series B notes within 60 days after the date of the original issuance of the Series A notes, and

     - to use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Series A notes.

     Upon the exchange offer registration statement being declared effective, we agreed to offer the Series B notes in exchange for surrender of the Series A notes. We agreed to use our best efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and to use our best efforts to cause the exchange offer to be consummated no later than 30 business days after the exchange offer registration statement is declared effective by the SEC.

     For each Series A note surrendered to us pursuant to the exchange offer, the holder of such Series A note will receive a Series B note having a principal amount equal to that of the surrendered Series A note. Interest on each Series B note will accrue from the last interest payment date on which interest was paid on the Series A note surrendered in exchange therefor or, if no interest has been paid on such Series A note, from the date of its original issue. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds Series A notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Series A notes acquired directly from us or one of our affiliates) to exchange such Series A notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of Series B notes received by such broker-dealer in the exchange offer. We agreed to use our best efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of not more than 30 business days plus one year after the exchange offer registration statement has become effective.

     The preceding agreement is needed because any broker-dealer who acquires Series A notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the Series B notes pursuant to the exchange offer made hereby and the resale of Series B notes received in the exchange offer by any broker-dealer who held Series A notes of the same series acquired for its own account as a result of market-making activities or other trading activities other than Series A notes acquired directly from us or one of our affiliates.

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Series B notes issued pursuant to the exchange offer would in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of Series A notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related Series B notes

     - will not be able to rely on the interpretation of the staff of the SEC,

     - will not be able to tender its Series A notes in the exchange offer, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Series A notes (other than certain specified holders) who wishes to exchange Series A notes for Series B notes in the exchange offer will be required to make certain representations, including

     - that it is not an affiliate of El Paso Energy Partners,

     - that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series B notes, and

     - that it is acquiring the Series B notes in the exchange offer in its ordinary course of business.

     We further agreed to file with the SEC a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder who provides El Paso Energy Partners with certain information for inclusion in the shelf registration statement if:

     - the exchange offer is not permitted by applicable law or SEC policy, or

     - any holder of notes which are Transfer Restricted Securities notifies El Paso Energy Partners prior to the 20th business day following the consummation of the exchange offer that

      - it is prohibited by law or SEC policy from participating in the exchange offer,

      - it may not resell the Series B notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or

      - it is a broker-dealer and holds notes acquired directly from El Paso Energy Partners or any of the affiliates of El Paso Energy Partners.

     For the purposes of the registration rights agreement, Transfer Restricted Securities means each Series A note or Series B note until the earliest of the date of which

     - such Series A note or Series B note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act,

     - such Series A note or Series B note has been disposed of in accordance with the shelf registration statement,

     - such Series A note or Series B note is disposed of by a broker-dealer as set forth in "Plan of Distribution" (including delivery of the prospectus contained therein), or

     - such Series A note or Series B note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The registration rights agreement provides that:

          (1) if we fail to file an exchange offer registration statement with the SEC on or prior to the 60th day after the closing of the offering of the Series A notes,

          (2) if the exchange offer registration statement is not declared effective by the SEC on or prior to the 150th day after the closing of the offering of the Series A notes,

          (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective,

          (4) if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 30th day after such filing obligation arises,

          (5) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 60th day after the obligation to file a shelf registration statement arises, or

          (6) subject to certain conditions, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), we agree to pay to each holder of Transfer Restricted Securities affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in original principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in original principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. We shall not be required to pay liquidated damages for more than one Registration Default at any given time. Upon curing all Registration Defaults, liquidated damages will cease to accrue.

     A Registration Default will be cured and liquidated damages will cease to accrue upon:

     - filing of the exchange offer registration statement (and/or, if applicable, the shelf registration statement), in the cases of the Registration Defaults described in clauses (1) and (4) above,

     - the effectiveness of the exchange offer registration statement (and/or, if applicable, the shelf registration statement), in the cases of the Registration Defaults described in clauses (2) and (5) above,

     - consummation of the exchange offer, in the case of the Registration Default described in clause (3) above, and

     - the filing of a post-effective amendment to the registration statement or an additional registration statement that causes the exchange offer registration statement (and/or, if applicable, the shelf registration statement) to again be declared effective or made usable, in the case of the Registration Default described in clause (6) above.

     All accrued liquidated damages shall be paid by us to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

     Holders of the notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement.

     If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after the commencement thereof; provided that the we have accepted all notes theretofore validly rendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any notes.

     This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

     Except as set forth above, after consummation of the exchange offer, holders of Series A notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "-- Consequences of Failure to Exchange," and "-- Resale of the Series B Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Series A notes which are not exchanged for Series B notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Series A notes may only be resold

          (1) to us, upon redemption thereof or otherwise,

          (2) so long as the Series A notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

          (3) in an offshore transaction in accordance with Regulation S under the Securities Act,

          (4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

          (5) in reliance on another exemption from the registration requirements of the Securities Act, or

          (6) pursuant to an effective registration statement under the Securities Act.

     In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

     To the extent Series A notes are tendered and accepted in the exchange offer, the principal amount of outstanding Series A notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Series A notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all Series A notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of Series A notes accepted in the exchange offer. Holders may tender some or all of their Series A notes pursuant to the exchange offer. However, Series A notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the Series B notes are the same as the form and terms of the Series A notes, except that

     - the Series B notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

     - except as otherwise described above, holders of the Series B notes will not be entitled to the rights of holders of Series A notes under the registration rights agreement.

     The Series B notes will evidence the same debt as the Series A notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

     Solely for reasons of administration and for no other purpose, we have fixed the close of business on August 24, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of Series A notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the Series A notes entitled to participate in the exchange offer.

     Holders of the Series A notes do not have any appraisal or dissenters' rights under Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered Series A notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the Series A notes for the purposes of receiving the Series B notes. The Series B notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Series A notes.

     If any tendered Series A notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Series A notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Series A notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" with respect to the exchange offer, shall mean 5:00 p.m., New York City time, on September 28, 2001 unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

     We reserve the right, in our sole discretion,

          (1) to delay accepting any Series A notes,

          (2) to extend the exchange offer,

          (3) if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer, or

          (4) to amend the terms of the exchange offer in any manner.

     We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

     Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Series A notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING SERIES A NOTES

     TENDERS OF SERIES A NOTES. The tender by a holder of Series A notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of Series A notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their Series A notes. The procedures by which Series A notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Series A notes are held.

     DTC has authorized DTC participants that are beneficial owners of Series A notes through DTC to tender their Series A notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "-- Book-Entry Delivery Procedures," or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under "-- Book-Entry Delivery Procedures."

     TENDER OF SERIES A NOTES HELD IN PHYSICAL FORM. To tender effectively Series A notes held in physical form pursuant to the exchange offer,

     - a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered Series A notes must be received by the exchange agent at such address (or delivery effected through the deposit of Series A notes into the exchange agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer, or

     - the tendering holder must comply with the guaranteed delivery procedures set forth below.

     LETTERS OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO US.

     TENDER OF SERIES A NOTES HELD THROUGH A CUSTODIAN. To tender effectively Series A notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Series A notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's Series A notes to effect the tender.

     TENDER OF SERIES A NOTES HELD THROUGH DTC. To tender effectively Series A notes that are held through DTC, DTC participants should either

     - properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

     - transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

     Delivery of tendering Series A notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     The method of delivery of Series A notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Series A notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

     Except as provided below, unless the Series A notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject such tender. Exchange of Series B notes for Series A notes will be made only against deposit of the tendered Series A notes and delivery of all other required documents.

     BOOK-ENTRY DELIVERY PROCEDURES. The exchange agent will establish accounts with respect to the Series A notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Series A notes by causing DTC to transfer such Series A notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Series A notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Series A notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

     SIGNATURE GUARANTEES. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Series A notes tendered thereby are tendered
(1) by a registered holder of Series A notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Series A notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instruction 1 of the letters of transmittal. If the Series A notes are registered in the name of a person other than the signer of the letter of transmittal or if Series A notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered Series A notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

     GUARANTEED DELIVERY. If a holder desires to tender Series A notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such Series A notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date of the exchange offer, such Series A notes may nevertheless be tendered if all the following conditions are satisfied:

          (1) the tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

          (3) the certificates for the tendered Series A notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Series A notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), property completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent's Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, delivery of Series B notes by the exchange agent for Series A notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such Series A notes (or Book-Entry Confirmation of the transfer of such Series A notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such Series A notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent's Message.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series A notes not properly tendered or any Series A notes our acceptance of which, in the opinion of our counsel, would be unlawful.

     We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A notes must be cured within such time as we shall determine.

     Although we intend to notify holders of defects or irregularities with respect to tenders of Series A notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Series A notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     Any Series A notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Series A notes are submitted in a principal amount greater than the principal amount of Series A notes being tendered by such tendering holder, such unaccepted or non-exchanged Series A notes will either be

          (1) returned by the exchange agent to the tendering holders, or

          (2) in the case of Series A notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

     By tendering, each registered holder will represent to us that, among other things,

     - the Series B notes to be acquired by the holder and any beneficial owner(s) of the Series A notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

     - the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Series B notes,

     - the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the Series B notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Series B notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under "-- Resale of the Series B Notes; Plan of Distribution," and (y) any broker-dealer that receives Series B notes for its own account in exchange for Series A notes pursuant to the exchange offer must delivery a prospectus in connection with any resale of such Series B notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,

     - neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

     - the holder and each beneficial owner understands, that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

     Each broker-dealer that receives Series B notes for its own account in exchange for Series A notes, where such Series A notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. See "-- Resale of the Series B Notes; Plan of Distribution."

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

     To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the Expiration Date of the exchange offer. Any such notice of withdrawal must

     - specify the name of the person having deposited the Series A notes to be withdrawn,

     - identify the Series A notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Series A notes (unless such Series A notes were tendered by book-entry transfer), and aggregate principal amount of such Series A notes, and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the Series A notes into the name of the person withdrawing such Series A notes.

     If Series A notes have been delivered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Series A
Notes -- Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Series A notes and must otherwise comply with such book-entry transfer facility's procedures.

     If the Series A notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Series A notes can only be accomplished in accordance with these procedures.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of Series A notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any Series A notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Series B notes will be issued with respect thereto unless the Series A notes so withdrawn are retendered. Properly withdrawn Series A notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Series A Notes" at any time prior to the Expiration Date of the exchange offer.

     Any Series A notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

     The exchange offer shall not be subject to any conditions, other than that

          (1) the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

          (2) the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

          (3) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

          (4) there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

          (5) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

     If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may

          (1) refuse to accept any Series A notes and return all tendered Series A notes to the tendering holders,

          (2) extend the exchange offer and retain all Series A notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such Series A notes (see "-- Withdrawal of Original Tenders"), or

          (3) waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered Series A notes which have not been withdrawn.

     If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

     The Chase Manhattan Bank, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

                                    By Mail:

                            The Chase Manhattan Bank
                             600 Travis, Suite 1150
                              Houston, Texas 77002
                           Attention: Mauri J. Cowen

                                 By Facsimile:

                                 (713) 577-5200
                           Attention: Mauri J. Cowen

                                   Confirm by
                                   Telephone:

                                 (713) 216-6686
                           Attention: Mauri J. Cowen

                                    By Hand:

                            The Chase Manhattan Bank
                             600 Travis, Suite 1150
                              Houston, Texas 77002
                           Attention: Mauri J. Cowen

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of El Paso Energy Partners, L.P., our general partner and their affiliates.

     No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

     Our out of pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the Series A notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Series B notes will be recorded at the carrying value of the Series A notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the Series B notes.

RESALE OF THE SERIES B NOTES; PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where such Series A notes were acquired as a result of market-making activities or other trading activities. In addition, until November 28, 2001 (90 days after the date of this prospectus), all dealers effecting transactions in the Series B notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

          (1) in the over-the-counter market,

          (2) in negotiated transactions,

          (3) through the writing of options on the Series B notes or a combination of such methods of resale,

          (4) at market prices prevailing at the time of resale,

          (5) at prices related to such prevailing market prices, or

          (6) at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Series B notes.

     Any broker-dealer that resells Series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We agreed to permit the use of this prospectus by such broker-dealers to satisfy this prospectus delivery requirement. To the extent necessary to ensure that the prospectus is available for sales of Series B notes by broker-dealers, we agreed to use our best efforts to keep the exchange offer registration statement continuously effective, supplemented, amended and current for a period of 30 business days plus one year from the closing of the offering of the Series A notes or such shorter period as will terminate when all Transfer Restricted Securities covered by such registration statement have been sold. We will provide sufficient copies of the latest version of this prospectus to such broker-dealers no event later than one day after such request at any time during this period.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Series B notes offered by this prospectus. In consideration for issuing the Series B notes as contemplated in this prospectus, we will receive in exchange Series A notes in like principal amount, the form and terms of which are the same as the form and terms of the Series B notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Series A notes surrendered in exchange for the Series B notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Series B notes will not result in any increase in our indebtedness.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Definitions." In this description, the word "Issuers" refers only to El Paso Energy Partners and El Paso Finance and not to any of their subsidiaries and any reference to "El Paso Energy Partners" or "El Paso Finance" does not include any of their respective subsidiaries. As used in this section, "El Paso Finance" means our subsidiary, El Paso Energy Partners Finance Corporation, which is a co-issuer of the notes.

     The Issuers issued the Series A notes under an Indenture (the "Indenture") among the Issuers, the Subsidiary Guarantors and The Chase Manhattan Bank, as trustee (the "Trustee") in a private transaction that is not subject to the registration requirements of the Securities Act. The Series B notes will be issued under the same Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. We have filed a copy of the Indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. Certain terms used herein are defined below under "-- Definitions" beginning on page 64.

GENERAL

     The Series A notes and the Series B notes will constitute a single class of debt securities under the Indenture. If the exchange offer is completed, holders of Series A notes who do not exchange their Series A notes for Series B notes will vote together with holders of the Series B notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by holders, including acceleration following an event of default, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Series A notes that remain outstanding after the exchange offer will be aggregated with the Series B notes, and the holders of the Series A notes and the Series B notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the notes means, at any time after the exchange offer is completed, the percentages in aggregate principal amount of the Series A notes and the Series B notes collectively then outstanding.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

The Notes

     The notes are:

     - general unsecured obligations of the Issuers;

     - subordinated in right of payment to all existing and future Senior Debt of the Issuers, including borrowings under the Partnership Credit Facility;

     - senior or equal in right of payment to any future subordinated Indebtedness of the Issuers and equal in right of payment to our existing senior subordinated notes; and

     - unconditionally guaranteed by the Subsidiary Guarantors.

The Guarantees

     The notes are guaranteed by the following subsidiaries of El Paso Energy
Partners:

     - Argo II, L.L.C.

     - Crystal Holding, L.L.C.

     - Crystal Properties and Trading Company, L.L.C.

     - Delos Offshore Company, L.L.C.

     - El Paso Energy Partners Deepwater, L.L.C.

     - El Paso Energy Partners Oil Transport, L.L.C.

     - El Paso Energy Partners Operating Company, L.L.C.

     - Ewing Bank Gathering Company, L.L.C.

     - First Reserve Gas, L.L.C.

     - Flextrend Development Company, L.L.C.

     - Green Canyon Pipe Line Company, L.P.

     - Hattiesburg Gas Storage Company

     - Hattiesburg Industrial Gas Sales Company, L.L.C.

     - Manta Ray Gathering Company, L.L.C.

     - Petal Gas Storage Company, L.L.C.

     - Poseidon Pipeline Company, L.L.C.

     - VK Deepwater Gathering Company, L.L.C.

     - VK-Main Pass Gathering Company, L.L.C.

     - Viosca Knoll Gathering Company

     Each Guarantee of a Subsidiary Guarantor of these notes:

     - is a general unsecured obligation of that Subsidiary Guarantor;

     - is subordinated in right of payment to all existing and future Senior Debt of that Subsidiary Guarantor; and

     - is senior or equal in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor.

     As of June 30, 2001, the Issuers and the Subsidiary Guarantors had total Senior Debt and Guarantor Senior Debt of approximately $60 million, although the Indenture will allow us to incur at least $600 million of Senior Debt. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes and the Guarantees will be subordinated to the payment of Senior Debt and Guarantor Senior Debt, respectively. The Indenture will permit the Issuers and the Subsidiary Guarantors to incur additional Senior Debt and Guarantor Senior Debt. The Guarantee of each Subsidiary Guarantor will be subordinated to all Senior Debt of that Subsidiary Guarantor. In addition, payments on the notes will be effectively subordinated to claims of creditors (other than El Paso Energy Partners) of our subsidiaries that are not guarantors of the notes. As of June 30, 2001, our non-guarantor subsidiaries had total indebtedness of approximately $95 million.

     As of the date of the Indenture, all of our Subsidiaries (other than El Paso Finance, Argo, L.L.C. and Argo I, L.L.C.) will be "Restricted Subsidiaries." Certain Subsidiaries in the future may not be Subsidiary Guarantors. Also, under the circumstances described below under the subheading "Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes. Argo, L.L.C. and Argo I, L.L.C. will be designated as Unrestricted Subsidiaries. In addition, El Paso Energy Partners has invested, and may invest in the future, in Joint Ventures. The rights of El Paso Energy Partners to receive assets from any Subsidiary that is not a Subsidiary Guarantor or from any Joint Venture that are attributable to El Paso Energy Partners's Equity Interests therein (and thus the ability of the holders of the notes to benefit indirectly from such assets) are subject to the claims of all existing and future third party indebtedness and liabilities (including trade debt) of such Subsidiary or Joint Venture.

PRINCIPAL, MATURITY AND INTEREST

     The Issuers will issue notes in an initial aggregate principal amount of $250 million. Subject to compliance with the covenant described below under "-- Incurrence of Indebtedness and Issuance of Disqualified Equity," we may issue additional notes from time to time under the Indenture. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2011.

     Interest on these notes will accrue at the rate of 8 1/2% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2001. The Issuers will make each interest payment to the holders of record of these notes on the immediately preceding May 15 and November 15.

     Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest and Liquidated Damages, if any, on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York, unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption or repurchase (except in the case of a note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

     The registered holder of a note will be treated as the owner of it for all purposes.

SUBORDINATION

     The payment of principal of, premium, if any, and interest and Liquidated Damages, if any, and other Obligations on, the notes, including upon the acceleration or redemption of the notes, will be subordinated to the prior payment in full in cash of all Senior Debt of the Issuers.

     The holders of Senior Debt of the Issuers and the holders of Guarantor Senior Debt of the Subsidiary Guarantors will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt and Guarantor Senior Debt (including interest after the commencement of any of the following specified proceedings at the rate specified in the applicable Senior Debt, whether or not such interest would be an allowed claim in such proceeding), as applicable, before the holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance," provided that the funding of such trust was permitted), in the event of any payment or distribution to creditors of an Issuer:

          (1) in a liquidation or dissolution of that Issuer;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to that Issuer or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshalling of that Issuer's assets and liabilities.

     Neither of the Issuers may make any payment or distribution (whether by redemption, purchase, defeasance or otherwise) in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

          (1) a default in the payment of principal, premium or interest (and other Obligations in the case of the Credit Facilities) on Designated Senior Debt occurs and is continuing; or

          (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuers or the holders of any Designated Senior Debt (or their representative).

     Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 120 days.

     If the Trustee or any holder receives payment that violates the above, such payment shall be held in trust by the Trustee or such holder for the benefit of, and upon written request shall be paid to, the holder of Designated Senior Debt. Holders of the notes shall have subrogation rights.

     The Issuers must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of El Paso Energy Partners or El Paso Finance, holders of these notes may recover less ratably than creditors of the Issuers who are holders of Senior Debt. See "Risk Factors -- Risks Inherent in an Investment in the Notes" beginning on page 16.

THE GUARANTEES

     To the extent that any of our Restricted Subsidiaries guarantees any of our indebtedness or any indebtedness of any other Restricted Subsidiary, such guarantor will be required to guarantee our obligations under the notes and the Indenture.

     The Subsidiary Guarantors will jointly and severally guarantee the Issuers' obligations under these notes. Each Guarantee and the related obligations will be subordinated to the prior payment in full of all Senior Debt of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk
Factors -- Risks Inherent in an Investment in the Notes" beginning on page 16.

     The Obligations of each Subsidiary Guarantor with respect to the notes under its Guarantee will be subordinated to its Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt.

     No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Guarantor Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor's Guarantee.

     A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) the Person (if not otherwise a Subsidiary Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee, except as provided in the next paragraph.

El Paso Energy Partners or any Subsidiary Guarantor, however, may be merged or consolidated with or into any one or more Subsidiary Guarantors or El Paso Energy Partners.

     The Guarantee of a Subsidiary Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation), if El Paso Energy Partners applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

          (2) in connection with any sale or other disposition of all of the Equity Interests of a Subsidiary Guarantor, if El Paso Energy Partners applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture applicable to Asset Sales; or

          (3) if El Paso Energy Partners designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

          (4) at such time as such Subsidiary Guarantor ceases to guarantee any other Indebtedness of El Paso Energy Partners.

See "Repurchase at the Option of Holders -- Asset Sales" beginning on page 41.

     Any Restricted Subsidiary that guarantees Indebtedness of either of the Issuers or any other Restricted Subsidiary at a time when it is not a Subsidiary Guarantor shall execute a Guarantee.

OPTIONAL REDEMPTION

     Prior to June 1, 2004, the Issuers may on any one or more occasions redeem up to 33% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings. However, at least 67% of the aggregate principal amount of notes must remain outstanding immediately after the occurrence of such redemption (excluding notes held by El Paso Energy Partners, El Paso Finance and our Restricted Subsidiaries). Any redemption must occur within 90 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to June 1, 2006.

     On or after June 1, 2006, the Issuers may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on June 1st of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2006......................................................   104.250%
2007......................................................   102.833%
2008......................................................   101.417%
2009 and thereafter.......................................   100.000%

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed or there are no such requirements, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if applicable, ceases to accrue on notes or portions of them called for redemption unless the Issuers default in making such redemption payment.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment"), subject to the rights of holders in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest on an interest payment date occurring after such Change of Control Payment Date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Issuers will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by El Paso Energy Partners.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

     The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holder of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     El Paso Energy Partners's outstanding Senior Debt currently prohibits El Paso Energy Partners from purchasing any notes, and also provides that certain change of control events with respect to El Paso Energy Partners would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which El Paso Energy Partners becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Senior Debt, even if the Change of Control does not, due to the financial effect of such a repurchase on El Paso Energy Partners. If a Change of Control occurs at a time when El Paso Energy Partners is prohibited from purchasing notes, El Paso Energy Partners could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If El Paso Energy Partners does not obtain such a consent or repay such borrowings, El Paso Energy Partners will remain prohibited from purchasing notes. In such case, El Paso Energy Partners's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, in all likelihood constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of notes. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by El Paso Energy Partners's then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

     Notwithstanding the preceding paragraphs of this covenant, the Issuers will not be required to make a Change of Control Offer upon a Change of Control and a holder will not have the right to require the Issuers to repurchase any notes pursuant to a Change of Control Offer if a third party makes an offer to purchase the notes in the manner, at the times and otherwise in substantial compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer and purchases all notes validly tendered and not withdrawn under such purchase offer.

     The definition of Change of Control includes a phrase relating to the sale, transfer, lease, conveyance or other disposition of "all or substantially all" of the assets of El Paso Energy Partners and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require El Paso Energy Partners to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the assets of El Paso Energy Partners and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

     The Issuers will not, and will not permit any of El Paso Energy Partners's Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) El Paso Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by (a) an executive officer of El Paso Energy Partners if the value is less than $10.0 million, as evidence by an Officers' Certificate delivered to the Trustee or (b) the Board of Directors of the General Partner if the value is $10.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

          (3) at least 75% of the consideration therefor received by El Paso Energy Partners or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

             (a) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of El Paso Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases El Paso Energy Partners or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by El Paso Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods) converted by such Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, El Paso Energy Partners or a Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period, provided that such capital expenditure or purchase is closed within 90 days after the end of such 360-day period) such Net Proceeds at its option:

          (1) to repay Senior Debt of El Paso Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem Senior Debt, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period) with a permanent reduction in availability for any revolving credit Indebtedness;

          (2) to make a capital expenditure in a Permitted Business;

          (3) to acquire other long-term tangible assets that are used or useful in a Permitted Business; or

          (4) to invest in any other Permitted Business Investment or any other Permitted Investments other than Investments in Cash Equivalents, Interest Swaps or Currency Agreements.

Pending the final application of any such Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make a pro rata offer (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest (including any Liquidated Damages in the case of the notes), if any, and premium, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, El Paso Energy Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture, including, without limitation, the repurchase or redemption of Indebtedness of the Issuers or any Subsidiary Guarantor that is subordinated to the notes or, in the case of any Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for repurchases of notes pursuant to the Asset Sale Offer for notes, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The term Asset Sale excludes:

          (1) any transaction whereby assets or properties (including (a) ownership interests in any Subsidiary or Joint Venture and (b) in the case of an exchange or contribution for tangible assets, up to 25% in the form of cash, Cash Equivalents, accounts receivable or other current assets), owned by El Paso Energy Partners or a Restricted Subsidiary are exchanged or contributed for the Equity Interests of a Joint Venture or Unrestricted Subsidiary in a transaction that satisfies the requirements of a Permitted Business Investment or for other assets (not more than 25% of which consists of cash, Cash Equivalents, accounts receivables or other current assets) or properties (including interests in any Subsidiary or Joint Venture) so long as (i) the fair market value of the assets or properties (if other than a Permitted Business Investment) received are substantially equivalent to the fair market value of the assets or properties given up, and (ii) any cash received in such exchange or contribution by El Paso Energy Partners or any Restricted Subsidiary is applied in accordance with the foregoing "-- Asset Sales" provision;

          (2) any sale, transfer or other disposition of cash or Cash
     Equivalents;

          (3) any sale, transfer or other disposition of Restricted Investments; and

          (4) any sale, transfer or other disposition of interests in oil and gas leaseholds (including, without limitation, by abandonment, farm-ins, farm-outs, leases, swaps and subleases), hydrocarbons and other mineral products in the ordinary course of business of the oil and gas operations conducted by El Paso Energy Partners or any Restricted Subsidiary, which sale, transfer or other disposition is made by El Paso Energy Partners or any Restricted Subsidiary.

COVENANTS

Restricted Payments

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of El Paso Energy Partners's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving El Paso Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of El Paso Energy Partners's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of El Paso Energy Partners (other than Disqualified Equity) and other than distributions or dividends payable to El Paso Energy Partners or a Restricted Subsidiary);

          (2) except to the extent permitted in clause (4) below, purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of El Paso Energy Partners or any of its Restricted Subsidiaries (other than any such Equity Interests owned by El Paso Energy Partners or any of its Restricted Subsidiaries);

          (3) except to the extent permitted in clause (4) below, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the notes or the Guarantees (other than the notes or the Guarantees), except (a) a payment of interest or principal at the Stated Maturity thereof, (b) a purchase, redemption, acquisition or retirement required to be made pursuant to the terms of such Indebtedness (including pursuant to an asset sale or change of control provision) and (c) any such Indebtedness of El Paso Energy Partners or a Restricted Subsidiary owned by El Paso Energy Partners or a Restricted Subsidiary; or

          (4) make any Investment other than a Permitted Investment or a Permitted Business Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

          (1) if the Fixed Charge Coverage Ratio for El Paso Energy Partners's four most recent fiscal quarters for which internal financial statements are available is not less than 2.0 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by El Paso Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

             (a) Available Cash constituting Cash from Operations as of the end of the immediately preceding quarter, plus

             (b) the aggregate net cash proceeds of any (i) substantially concurrent capital contribution to El Paso Energy Partners from any Person (other than a Restricted Subsidiary of El Paso Energy Partners) made after the Issue Date, (ii) substantially concurrent issuance and sale made after the Issue Date of Equity Interests (other than Disqualified Equity) of El Paso Energy Partners or from the issuance or sale made after the Issue Date of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of El Paso Energy Partners that have been converted into or exchanged for such Equity Interests (other than Disqualified Equity), (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of the refund of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of such disposition, if any) and the initial amount of such Restricted Investment (other than to a Restricted Subsidiary of El Paso Energy Partners), plus

             (c) the net reduction in Investments in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to El Paso Energy Partners or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash constituting Cash from Operations for any period commencing on or after the Issue Date (items
        (b) and (c) being referred to as "Incremental Funds"), minus

             (d) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) or clause (2) below; or

          (2) if the Fixed Charge Coverage Ratio for El Paso Energy Partners's four most recent fiscal quarters for which internal financial statements are available is less than 2.0 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by El Paso Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

             (a) $60.0 million less the aggregate amount of all Restricted Payments made by El Paso Energy Partners and its Restricted Subsidiaries pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of El Paso Energy Partners immediately preceding the date of such Restricted Payment and beginning on the Issue Date, plus

             (b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

For purposes of clauses (1) and (2) above, the term "substantially concurrent" means that either (x) the offering was consummated within 120 days of the date of determination or (y) the offering was consummated within 24 months of the date of determination and the proceeds therefrom were used for the purposes expressly stated in the documents related thereto and may be traced to such use by segregating, separating or otherwise specifically identifying the movement of such proceeds.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment by El Paso Energy Partners or any Restricted Subsidiary of any distribution or dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness of El Paso Energy Partners or any of its Restricted Subsidiaries or of any Equity Interests of El Paso Energy Partners or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to El Paso Energy Partners or such Restricted Subsidiary from any Person (other than El Paso Energy Partners or another Restricted Subsidiary) or (b) sale (a sale will be deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale) (other than to a Restricted Subsidiary of El Paso Energy Partners) of (i) Equity Interests (other than Disqualified Equity) of El Paso Energy Partners or such Restricted Subsidiary or (ii) Indebtedness that is subordinated to the notes or the Guarantees, provided that such new subordinated Indebtedness with respect to the redemption, repurchase, retirement, defeasance or other acquisition of pari passu or subordinated Indebtedness (W) is subordinated to the same extent as such refinanced subordinated Indebtedness, (X) has a Weighted Average Life to Maturity of at least the remaining Weighted Average Life to Maturity of the refinanced subordinated Indebtedness, (Y) is for the same principal amount as either such refinanced subordinated Indebtedness plus original issue discount to the extent not reflected therein or the redemption or purchase price of such

     Equity Interests (plus reasonable expenses of refinancing and any premiums paid on such refinanced subordinated Indebtedness) and (Z) is incurred by El Paso Energy Partners or the Restricted Subsidiary that is the obligor on the Indebtedness so refinanced or the issuer of the Equity Interests so redeemed, repurchased or retired; provided, however, that the amount of any net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded or deducted from the calculation of Available Cash and Incremental Funds;

          (3) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness of El Paso Energy Partners or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any distribution or dividend by a Restricted Subsidiary to El Paso Energy Partners or to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of El Paso Energy Partners or any Restricted Subsidiary of El Paso Energy Partners held by any member of the General Partner's or El Paso Energy Partners's or any Restricted Subsidiary's management pursuant to any management equity subscription agreement or stock option agreement or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any 12-month period; and

          (6) any payment by El Paso Energy Partners pursuant to section 3.1(b) of the Management Agreement to compensate for certain tax liabilities resulting from certain allocated income.

In computing the amount of Restricted Payments previously made for purposes of the immediately preceding paragraph, Restricted Payments made under clauses (1) (but only if the declaration of such dividend or other distribution has not been counted in a prior period) and, to the extent of amounts paid to holders other than El Paso Energy Partners or a Restricted Subsidiary, (4) of this paragraph shall be included, and Restricted Payments made under clauses (2), (3), (5) and
(6) and, except to the extent noted above, (4) of this paragraph shall not be included. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by El Paso Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the General Partner whose resolution with respect thereto shall be delivered to the Trustee.

Incurrence of Indebtedness and Issuance of Disqualified Equity

     El Paso Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and El Paso Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that El Paso Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and El Paso Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for El Paso Energy Partners's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by El Paso Energy Partners and any Restricted Subsidiary of the Indebtedness under Credit Facilities and the guarantees thereof; provided that the aggregate principal amount of all Indebtedness of El Paso Energy Partners and the Restricted Subsidiaries outstanding under all Credit Facilities after giving effect to such incurrence does not exceed $600.0 million less the aggregate amount of all repayments of Indebtedness under a Credit Facility that have been made by El Paso Energy Partners or any of its Restricted Subsidiaries in respect of Asset Sales to the extent such repayments constitute a permanent reduction of commitments under such Credit Facility;

          (2) the incurrence by El Paso Energy Partners and its Restricted Subsidiaries of Existing Indebtedness;

          (3) the incurrence by El Paso Energy Partners and the Subsidiary Guarantors of Indebtedness represented by the notes and the Guarantees and the related Obligations;

          (4) the incurrence by El Paso Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of El Paso Energy Partners or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

          (5) the incurrence by El Paso Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was not incurred in violation of the Indenture;

          (6) the incurrence by El Paso Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among El Paso Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

             (a) if El Paso Energy Partners or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of El Paso Energy Partners, or the Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor, and

             (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than El Paso Energy Partners or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either El Paso Energy Partners or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by El Paso Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by El Paso Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging foreign currency exchange rate risk of El Paso Energy Partners or any Restricted Subsidiary or interest rate risk with respect to any floating rate Indebtedness of El Paso Energy Partners or any Restricted Subsidiary that is permitted by the terms of this Indenture to be outstanding or commodities pricing risks of El Paso Energy Partners or any Restricted Subsidiary in respect of hydrocarbon production from properties in which El Paso Energy Partners or any of its Restricted Subsidiaries owns an interest;

          (8) the guarantee by El Paso Energy Partners or any of the Restricted Subsidiaries of Indebtedness of El Paso Energy Partners or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (9) bid, performance, surety and appeal bonds in the ordinary course of business, including guarantees and standby letters of credit supporting such obligations, to the extent not drawn;

          (10) the incurrence by El Paso Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $20.0 million;

          (11) the incurrence by El Paso Energy Partners's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of El Paso Energy Partners that was not permitted by this clause (11);

          (12) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity, in the form of additional shares of the same class of Disqualified Equity, provided, in each such case, that the amount thereof is included in Fixed Charges of El Paso Energy Partners as so accrued, accredited or amortized; and

          (13) Indebtedness incurred by El Paso Energy Partners or any of its Restricted Subsidiaries arising from agreements or their respective bylaws providing for indemnification, adjustment of purchase price or similar obligations.

     For purposes of determining compliance with this "-- Incurrence of Indebtedness and Issuance of Disqualified Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, El Paso Energy Partners will be permitted to classify such item of Indebtedness in any manner that complies with this covenant. An item of Indebtedness may be divided and classified in one or more of the types of Permitted Indebtedness.

Limitation on Layering

     The Issuers will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of either Issuer and senior in any respect in right of payment to the notes. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor's Guarantee.

Liens

     El Paso Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, without making effective provision whereby all Obligations due under the notes and Indenture or any Guarantee, as applicable, will be secured by a Lien equally and ratably with any and all Obligations thereby secured for so long as any such Obligations shall be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     El Paso Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Equity Interests to El Paso Energy Partners or any of El Paso Energy Partners's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to El Paso Energy Partners or any of the other Restricted Subsidiaries;

          (2) make loans or advances to or make other investments in El Paso Energy Partners or any of the other Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to El Paso Energy Partners or any of the other Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or any Existing Indebtedness to which such agreement relates, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the date of the Indenture;

          (2) the Partnership Credit Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such Credit Facility as in effect on the date of the Indenture;

          (3) the Indenture, the notes and the Guarantees;

          (4) applicable law;

          (5) any instrument governing Indebtedness or Equity Interests of a Person acquired by El Paso Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than such Person, or the property or assets of such Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (6) customary non-assignment provisions in licenses and leases entered into in the ordinary course of business and consistent with past practices;

          (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (8) any agreement for the sale or other disposition of a Restricted Subsidiary that contains any one or more of the restrictions described in clauses (1) through (3) of the preceding paragraph by such Restricted Subsidiary pending its sale or other disposition, provided that such sale or disposition is consummated, or such restrictions are canceled or terminated or lapse, within 90 days;

          (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (10) Liens securing Indebtedness otherwise permitted to be issued pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of El Paso Energy Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (11) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

          (12) any agreement or instrument relating to any Acquired Debt of any Restricted Subsidiary at the date on which such Restricted Subsidiary was acquired by El Paso Energy Partners or any Restricted Subsidiary (other than Indebtedness incurred in anticipation of such acquisition and provided such encumbrances or restrictions extend only to property of such acquired Restricted Subsidiary);

          (13) any agreement or instrument governing Indebtedness permitted to be incurred under the Indenture, provided that the terms and conditions of any such restrictions and encumbrances, taken as a whole, are not materially more restrictive than those contained in the Indenture, taken as a whole;

          (14) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements, including clawback, "make-well" or "keep-well" agreements, to maintain financial performance or results of operations of a joint venture entered into in the ordinary course of business; and

          (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation, or Sale of Assets

     Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

          (1) either: (a) such Issuer is the surviving entity of such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that El Paso Finance may not consolidate or merge with or into any entity other than a corporation satisfying such requirement for so long as El Paso Energy Partners remains a partnership;

          (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

          (3) immediately after such transaction no Default or Event of Default exists;

          (4) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer):

             (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Issuer immediately preceding the transaction; and

             (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Equity;" provided, however, that this clause (b) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants.

          (5) such Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required, such supplemental indenture comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

     Notwithstanding the foregoing paragraph, El Paso Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

          (1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of El Paso Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

          (2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (3) the entity so formed by or resulting from such reorganization assumes all the obligations of El Paso Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

          (4) immediately after such reorganization no Default or Event of Default exists; and

          (5) such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (i) is subject to federal or state income taxation as an entity or (ii) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

     The "Merger, Consolidation, or Sale of Assets" covenant described in the first paragraph of this section will not apply to a merger or consolidation, or any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among El Paso Energy Partners and any of its Restricted Subsidiaries.

     No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, whether or not affiliated with such Subsidiary Guarantor, but excluding El Paso Energy Partners or another Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to the Subsidiary Guarantor's Guarantee of the notes and the Indenture pursuant to a supplemental indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists. Any Subsidiary Guarantor may be merged or consolidated with or into any one or more Subsidiary Guarantors.

     In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all or substantially all of the Equity Interests of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Equity Interests of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the transaction complies with the provisions set forth under "Asset Sales."

Transactions with Affiliates

     El Paso Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to El Paso Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by El Paso Energy Partners or such Restricted Subsidiary with an unrelated Person; and

          (2) El Paso Energy Partners delivers to the Trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $25.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved (either pursuant to specific or general resolutions) by the Board of Directors of the General Partner or has been approved by an officer pursuant to a delegation (specific or general) of authority from the Board of Directors of the General Partner; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, (A) a resolution of the Board of Directors of the General Partner set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner and (B) either (I) an opinion as to the fairness to El Paso Energy Partners of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing recognized as an expert in rendering fairness opinions on transactions such as those proposed, (II) with respect to assets classified, in accordance with GAAP, as property, plant and equipment on El Paso Energy Partners's or such Restricted Subsidiary's balance sheet, a written appraisal from a nationally recognized appraiser showing the assets have a fair market value not less than the consideration to be paid (provided that if the fair market value determined by such appraiser is a range of values or otherwise inexact, the Board of Directors of the General Partner shall determine the exact fair market value, provided that it shall be within the range so determined by the appraiser), (III) in the case of gathering, transportation, marketing, hedging, production handling, operating, construction, storage, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by El Paso Energy Partners or any Restricted Subsidiary and third parties or, if none of El Paso Energy Partners or any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm's-length basis, as determined by the Board of Directors of the General Partner or
        (IV) in the case of any transaction between El Paso Energy Partners or any of its Restricted Subsidiaries and any Affiliate thereof in which El Paso Energy Partners beneficially owns 50% or less of the Voting Stock and one or more Persons not Affiliated with El Paso Energy Partners beneficially own (together) a percentage of Voting Stock at least equal to the interest in Voting Stock of such Affiliate beneficially owned by El Paso Energy Partners, a resolution of the Board of Directors of the General Partner set forth in the Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner. Even though a particular Affiliate Transaction or series of Affiliate Transactions may be covered by two or more of clauses (I) through (IV) above, the compliance with any one of such applicable clauses shall be satisfactory.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) transactions pursuant to the Management Agreement as in effect on the date hereof,

          (2) any employment, equity option or equity appreciation agreement or plan entered into by El Paso Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business and, as applicable, consistent with the past practice of El Paso Energy Partners or such Restricted Subsidiary;

          (3) transactions between or among El Paso Energy Partners and/or its Restricted Subsidiaries;

          (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments;"

          (5) transactions effected in accordance with the terms of agreements as in effect on the Issue Date;

          (6) customary compensation, indemnification and other benefits made available to officers, directors or employees of El Paso Energy Partners or a Restricted Subsidiary, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance; and

          (7) loans to officers and employees made in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding.

Additional Subsidiary Guarantees

     If El Paso Energy Partners or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the Indenture that guarantees any Indebtedness of either of the Issuers, then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created. If a Restricted Subsidiary that is not then a Subsidiary Guarantor guarantees Indebtedness of either of the Issuers or any other Restricted Subsidiary, such Restricted Subsidiary shall execute and deliver a Guarantee. El Paso Energy Partners will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of either Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary, which guarantee shall be senior to or pari passu with such Restricted Subsidiary's guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the guarantee of the notes may be subordinated to the guarantee of such Senior Debt to the same extent as the notes are subordinated to such Senior Debt. Notwithstanding the foregoing, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Subsidiary Guarantee, except a discharge or release by, or as a result of payment under, such guarantee.

Designation of Restricted and Unrestricted Subsidiaries

     The General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by El Paso Energy Partners and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments," for Permitted Investments or for Permitted Business Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment, Permitted Investments or Permitted Business Investments would be permitted at that time and such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. The Board of Directors of the General Partner may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if a Default or Event of Default is not continuing, the redesignation would not cause a Default or Event of Default and provided that, if at the time of such designation such Subsidiary is a Subsidiary Guarantor, after giving effect to such designation, El Paso Energy Partners and its remaining Restricted Subsidiaries could incur at least $1.00 of additional Indebtedness under the limitation on indebtedness included in the first paragraph under the caption "Incurrence of Indebtedness and Issuance of Disqualified Equity" above. A Subsidiary may not be designated as an Unrestricted Subsidiary unless at the time of such designation,

(x) it has no Indebtedness other than Non-Recourse Debt; (y) no portion of the Indebtedness or any other obligation of such Subsidiary (whether contingent or otherwise and whether pursuant to the terms of such Indebtedness or the terms governing the organization and operation of such Subsidiary or by law) (A) is guaranteed by El Paso Energy Partners or any other Restricted Subsidiary, except as such Indebtedness is permitted by the covenants under "-- Restricted Payments" and "-- Incurrence of Indebtedness and Issuance of Disqualified Equity" above, (B) is recourse to or obligates El Paso Energy Partners or any Restricted Subsidiary in any way (including any "claw-back," "keep-well" or "make-well" agreements or other agreements, arrangements or understandings to maintain the financial performance or results of operations of such Subsidiary, except as such Indebtedness or Investment is permitted by the covenants captioned "-- Incurrence of Indebtedness and Issuance of Disqualified Equity" and "-- Restricted Payments") or (C) subjects any property or assets of El Paso Energy Partners or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof; and (z) no Equity Interests of a Restricted Subsidiary are held by such Subsidiary, directly or indirectly. Upon the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, the Guarantee of such entity shall be released.

Sale and Lease-Back Transactions

     El Paso Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction; provided that El Paso Energy Partners or any Restricted Subsidiary that is a Subsidiary Guarantor may enter into a sale and lease-back transaction if:

          (1) El Paso Energy Partners or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and lease-back transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Disqualified Equity," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;" provided, however, that clause (a) of this clause (1) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants;

          (2) the gross cash proceeds of that sale and lease-back transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the General Partner, of the property that is the subject of such sale and lease-back transaction; and

          (3) the transfer of assets in that sale and lease-back transaction is permitted by, and El Paso Energy Partners applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

Business Activities

     El Paso Energy Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

     El Paso Energy Partners will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the SEC, so long as any notes are outstanding, El Paso Energy Partners will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC's rules and regulations, and upon request, El Paso Energy Partners will furnish (without exhibits) to the Trustee for delivery to the holders of the notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if El Paso Energy Partners were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by El Paso Energy Partners's certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if El Paso Energy Partners were required to file such reports.

     If as of the end of any such quarterly or annual period El Paso Energy Partners has designated any of its Subsidiaries as Unrestricted Subsidiaries or if El Paso Energy Partners owns more than 50% of Deepwater Holdings, but such entity or any of its Subsidiaries still is designated as a Joint Venture, then El Paso Energy Partners shall deliver (promptly after such SEC filing referred to in the preceding paragraph) to the Trustee for delivery to the holders of the notes quarterly and annual financial information required by the preceding paragraph as revised to include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of El Paso Energy Partners and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries and the designated Joint Ventures of El Paso Energy Partners.

     In addition, whether or not required by the SEC, El Paso Energy Partners will make such information available to securities analysts, investors and prospective investors upon request.

SUSPENDED COVENANTS

     During any period when the notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under the Indenture, we and our Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the following headings under the caption "-- Covenants":

     - "-- Incurrence of Indebtedness and Issuance of Disqualified Equity,"

     - "-- Restricted Payments,"

     - "-- Dividend and Other Payment Restrictions Affecting Subsidiaries,"

     - "-- Asset Sales,"

     - "-- Transactions with Affiliates,"

     - "-- Sale -- Leaseback Transactions" (only to the extent set forth in that covenant), and

     - "-- Merger, Consolidation, or Sale of Assets" (only to the extent set forth in that covenant)

     (collectively, the "Suspended Covenants"); provided, however, that the provisions of the Indenture described above under the caption "-- Change of Control," and described below under the following headings:

     - "-- Liens,"

     - "-- Additional Subsidiary Guarantees,"

     - "-- Reports"

     - "-- Business Activities,"

     - "-- Payments for Consent," and

     - "-- Limitation on Layering"

will not be so suspended; and provided further, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the "Reinstatement Date"). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "-- Restricted Payments" as though such covenants had been in effect during the entire period of time from which the notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes, whether or not prohibited by the subordination provisions of the Indenture;

          (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the Indenture;

          (3) failure by El Paso Energy Partners or any of its Subsidiaries to comply with the provisions described under the captions "-- Change of Control" or "-- Asset Sales."

          (4) failure by El Paso Energy Partners or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture (provided that notice need not be given, and an Event of Default shall occur, 60 days after any breach of the covenants under "-- Covenants -- Restricted Payments," "-- Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Equity" and "-- Merger, Consolidation or Sale of Assets");

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of El Paso Energy Partners's Restricted Subsidiaries (or the payment of which is guaranteed by El Paso Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default:

             (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (6) failure by an Issuer or any of El Paso Energy Partners's Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

          (8) certain events of bankruptcy or insolvency with respect to El Paso Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, so long as any Credit Facility shall be in full force and effect, if an Event of Default pursuant to clause (5) above with regard to such Credit Facility shall have occurred and be continuing, the notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of written notice of such acceleration of the notes to the agent under such Credit Facility and (y) the acceleration of any Indebtedness under such Credit Facility.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holder of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (or Liquidated Damages, if any) on, or the principal of, the notes.

     The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the General Partner or El Paso Finance becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, partner, employee, incorporator, stockholder or member of the Issuers, the General Partner, or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers or the Subsidiary Guarantors under the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers may, at their option and at any time, elect to have all of the Issuers' obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Guarantees ("Legal Defeasance"), except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer) from the list referred to below;

          (2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith;

          (4) the Legal Defeasance provisions of the Indenture; and

          (5) the Issuers' rights of optional redemption.

     In addition, El Paso Energy Partners may, at its option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and El Paso Energy Partners must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, El Paso Energy Partners shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) El Paso Energy Partners has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, El Paso Energy Partners shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which El Paso Energy Partners or any of its Restricted Subsidiaries is a party or by which El Paso Energy Partners or any of its Restricted Subsidiaries is bound;

          (6) El Paso Energy Partners must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) El Paso Energy Partners must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by El Paso Energy Partners with the intent of preferring the holders of notes over the other creditors of El Paso Energy Partners with the intent of defeating, hindering, delaying or defrauding other creditors of El Paso Energy Partners; and

          (8) El Paso Energy Partners must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Generally, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees and the notes with the consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"):

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) except as otherwise permitted in the Indenture, release any Subsidiary Guarantor from its obligations under its Guarantee or the Indenture or change any Guarantee in any manner that would adversely affect the rights of holders; or

          (9) make any change in the preceding amendment and waiver provisions (except to increase any percentage set forth therein).

     In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of an Issuer's or Subsidiary Guarantor's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's assets;

          (4) to add or release Subsidiary Guarantors pursuant to the terms of the Indenture;

          (5) to make any change that would provide any additional rights or benefits to the holders of notes or surrender any right or power conferred upon the Issuers or the Subsidiary Guarantors by the Indenture that does not adversely affect the rights under the Indenture of any holder of the Notes;

          (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (7) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee;

          (8) to add any additional Events of Default; or

          (9) to secure the notes and/or the Guarantees.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of an Issuer or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in aspect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to El Paso Energy Partners at 4 East Greenway Plaza, Houston, Texas, 77046, Attention: Investor Relations.

BOOK-ENTRY, DELIVERY AND FORM

     The Series A notes were offered and sold to QIBs in reliance on Rule 144A ("Rule 144A notes") and in offshore transactions in reliance on Regulation S ("Regulation S notes").

     Rule 144A notes were represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global notes"). Upon issuance, the Rule 144A Global notes were:

     - deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and

     - registered in the name of DTC or its nominee,

in each case for credit to an account of a direct or indirect participant as described below. Regulation S notes were represented by one or more Global notes in registered, global form without interest coupons (collectively, the "Regulation S Global notes"). The Regulation S Global notes were deposited with the Trustee, as a custodian for DTC, in New York, New York and registered in the name of a nominee of

DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Clearstream International ("Clearstream"). During the 40-day period commencing on the day after the later of the commencement of the offering of the original notes and the original Issue Date (as defined) of the notes (the "Distribution Compliance Period"), beneficial interests in the Regulation S Global note may be held only through Euroclear or Clearstream, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Regulation S Global note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the Rule 144A Global notes. After the Distribution Compliance Period, (i) beneficial interests in the Regulation S Global Notes may be transferred to a person that takes delivery in the form of an interest in the Rule 144A Global Notes and (ii) beneficial interests in the Regulation S Global notes may be transferred to a person that takes delivery in the form of an interest in the Regulation S Global notes, provided, in each case, that the certification requirements described below are complied with. See "-- Transfers of Interests in One Global Note for Interests in Another Global Note."

     Except as set forth below, the Series B notes issued in the exchange offer will be represented by one or more registered notes in global form (referred to herein collectively as the "Exchange Global note") and the Series A notes, if any remain outstanding after the exchange offer, will be represented by one ore more registered notes in global form, in each case without interest coupons (collectively, the "Global notes"). The Exchange Global note will be deposited with, or on behalf of, the DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     Beneficial interests in Series A notes, if any remain outstanding after the exchange offer, will be subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in any Global notes will be subject to the applicable rules and procedures of DTC and its direct or Indirect Participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

     The Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global notes may be exchanged for notes in certificated form in certain limited circumstances. See
"-- Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the officers of the Registrar.

DEPOSITARY PROCEDURES

     DTC has advised El Paso Energy Partners that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has advised El Paso Energy Partners that, pursuant to DTC's procedures,
(i) upon deposit of the Global notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global notes.

     Investors in the Rule 144A Global notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Regulation S Global notes may hold their interests therein directly through Euroclear or Clearstream or indirectly through organizations that are participants in Euroclear or Clearstream. After the expiration of the Distribution Compliance Period (but not earlier), investors may hold interests in the Regulation S Global notes through organizations other than Euroclear and Clearstream that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office will act initially as depository for Euroclear, and Citibank, N.A. will act initially as depository for Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global notes, including those of customers' securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interest in a Global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "-- Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS ON INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Issuers, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of premium, if any, and interest and Liquidated Damages, if any, on Global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Subsidiary Guarantors. None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively relay on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The Global notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream and within their established deadlines (Brussels time) of such systems. Indirect Participants who hold interest in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's and Clearstream's Nominee. Euroclear and Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Regulation S Global Note to a DTC Participant unit the European business for Euroclear and Clearstream immediately following DTC's settlement date.

     DTC has advised El Paso Energy Partners that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See
"-- Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Subsidiary Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Transfers of Interests in One Global Note for Interests in Another Global Note

     Prior to the expiration of the Distribution Compliance Period, an Indirect Participant who holds an interest in the Regulation S Global Note through Euroclear or Clearstream will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in Rule 144A Global notes. After the expiration of the Distribution Compliance Period, an Indirect Participant who holds an interest in Regulation S Global notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in Rule 144A Global notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "-- Transfer Restrictions" and set forth in the legend printed on the Regulation S Global note.

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

     Prior to the expiration of the Distribution Compliance Period, a Direct or Indirect Participant who holds an interest in the Rule 144A Global note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in Regulation S Global notes. After the expiration of the Distribution Compliance Period, a Direct or Indirect Participant who holds an interest in Rule 144A Global notes may transfer its interests to a person who takes delivery in the form of an interest in Regulation S Global notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

     Transfers involving an exchange of a beneficial interest in Regulation S Global notes for a beneficial interest in Rule 144A Global notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. In connection with such transfer, therefore, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global note and a corresponding increase in the principal amount of the other Global note, as applicable. Any beneficial interest in the one Global note that is transferred to a person who takes delivery in the form of the other Global note will, upon transfer, cease to be an interest in such first Global note and become an interest in such other Global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global note for as long as it remains such an interest.

Transfers of Interests in Global Notes for Certificated Notes

     An entire Global note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated notes") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global notes and the Issuers thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, the Issuers will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related notes.

     Beneficial interests in the Global notes held by any Direct or Indirect Participant may be exchanged for Certificated notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any Global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by the holder of any Global note or DTC in identifying the beneficial owners of notes, and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global note or DTC for all purposes.

Same Day Settlement and Payment

     Payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated notes, the Issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Issuers expect that secondary trading in the Certificated notes will also be settled in immediately available funds.

DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specific Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person shall be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the foregoing, the term "Affiliate" shall not include a Restricted Subsidiary of any specified Person.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of El Paso Energy Partners or El Paso Energy Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control," and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of El Paso Energy Partners's Restricted Subsidiaries or the sale by El Paso Energy Partners or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries;

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or
     (b) results in net proceeds to El Paso Energy Partners and its Restricted Subsidiaries of less than $5.0 million;

          (2) a transfer of assets between or among El Paso Energy Partners and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to El Paso Energy Partners or to another Restricted Subsidiary;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments;" and

          (5) a transaction of the type described in the last paragraph of the covenant entitled "Asset Sales."

     "Attributable Debt" in respect of a sale and lease-back transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and lease-back transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Available Cash" has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Cash Equivalent" means:

          (1) United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit, time deposits and Eurodollar deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days, demand and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better or any commercial bank of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500.0 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Cash from Operations" shall have the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of El Paso Energy Partners and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the El Paso Group;

          (2) the adoption of a plan relating to the liquidation or dissolution of El Paso Energy Partners or the General Partner; and

          (3) such time as the El Paso Group ceases to own, directly or indirectly, the general partner interests of El Paso Energy Partners, or members of the El Paso Group cease to serve as the only general partners of El Paso Energy Partners.

     Notwithstanding the foregoing, a conversion of El Paso Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the El Paso Group beneficially owns, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continues to own a sufficient number of the outstanding shares of Voting Stock of such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

          (2) an amount equal to any extraordinary loss of such Person and its Restricted Subsidiaries plus any net loss realized by such Person and its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (3) the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (4) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with aspect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, excluding any such expenses to the extent incurred by a Person that is not a Restricted Subsidiary of the Person for which the calculation is being made; plus

          (5) depreciation, depletion and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income (excluding any such expenses to the extent incurred by a Person that is neither El Paso Energy Partners, El Paso Finance, nor a Restricted Subsidiary;) minus

          (6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of El Paso Energy Partners shall be added to Consolidated Net Income to compute Consolidated Cash Flow of El Paso Energy Partners only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to El Paso Energy Partners by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of all Persons that are Unrestricted Subsidiaries shall be excluded (without duplication);

          (2) the earnings included therein attributable to all entities that are accounted for by the equity method of accounting and the aggregate Net Income (but not net loss in excess of such aggregate Net Income) included therein attributable to all entities constituting Joint Ventures that are accounted for on a consolidated basis (rather than by the equity method of accounting) shall be excluded;

          (3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Indenture or its Guarantee), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

          (5) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders or members (or consolidated partners' capital in the case of a partnership) of such Person and its consolidated Subsidiaries as of such date as determined in accordance with GAAP; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Equity) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     "Credit Facilities" means, with respect to El Paso Energy Partners, El Paso Finance or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities, including the Partnership Credit Facility, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means any Indebtedness under the Partnership Credit Facility and any Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by El Paso Energy Partners as "Designated Senior Debt."

     "Disqualified Equity" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require El Paso Energy Partners or a Restricted Subsidiary to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity if the terms of such Equity Interests provide that El Paso Energy Partners or Restricted Subsidiary may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Covenants -- Restricted Payments."

     "El Paso" means El Paso Corporation, a Delaware corporation, and its successors.

     "El Paso Group" means, collectively, (1) El Paso, (2) each Person of which El Paso is a direct or indirect Subsidiary and (3) each Person which is a direct or indirect Subsidiary of any Person described in (1) or (2) above.

     "Equity Interests" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any rights (other than debt securities convertible into capital stock) warrants or options exchangeable for or convertible into such capital stock; and

          (5) all warrants, options or other rights to acquire any of the interests described in clauses (1) - (4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1) - (4) above).

     "Equity Offering" means any sale for cash of Equity Interests of El Paso Energy Partners (excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Equity).

     "Existing Indebtedness" means the aggregate principal amount of Indebtedness of El Paso Energy Partners and its Restricted Subsidiaries in existence on the date of the Indenture.

     "Fixed Charges" means, with respect to any Person for any period, without duplication, (A) the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries (excluding for purposes of this clause (1) consolidated interest expense included therein that is attributable to Indebtedness of a Person that is not a Restricted Subsidiary of the Person for which the calculation is being made) for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (excluding for purposes of this clause (2) any such consolidated interest included therein that is attributable to Indebtedness of a Person that is not a Restricted Subsidiary); plus

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon, provided that this clause (3) excludes interest on "claw-back," "make-well" or "keep-well" payments made by El Paso Energy Partners or any Restricted Subsidiary; plus

          (4) the product of (a) all dividend payments, whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of El Paso Energy Partners (other than Disqualified Equity) or to El Paso Energy Partners or a Restricted Subsidiary of El Paso Energy Partners, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; less

     (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, incurring any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

     In the case of both (A) and (B), such amounts will be determined after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed

Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings not constituting a permanent commitment reduction) or issues or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence (and the application of the net proceeds thereof), assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity, as if the same had occurred at the beginning of the applicable four-quarter reference period (and if such Indebtedness is incurred to finance the acquisition of assets (including, without limitation, a single asset, a division or segment or an entire company) that were conducting commercial operations prior to such acquisition, there shall be included pro forma net income for such assets, as if such assets had been acquired on the first day of such period).

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4) interest on outstanding Indebtedness of the specified Person or any of its Restricted Subsidiaries as of the last day of the four-quarter reference period shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such last day after giving effect to any Hedging Obligation then in effect; and

          (5) if interest on any Indebtedness incurred by the specified Person or any of its Restricted Subsidiaries on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the last day of the four-quarter reference period will be deemed to have been in effect during such period.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, or through letters of credit or reimbursement, "claw-back," "make-well," or "keep-well" agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantor Senior Debt" of a Subsidiary Guarantor means all Obligations with respect to any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be on a parity with or subordinated in right of payment to such Subsidiary Guarantor's Guarantee. Without limiting the generality of the foregoing, (x) "Guarantor Senior Debt" shall include the principal of, premium, if any, and interest on all Obligations of every nature of such Subsidiary Guarantor from time to time owed to the lenders under the Partnership Credit Facility, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable by such Subsidiary Guarantor under, the Partnership Credit Facility, and (y) in the case of amounts owing by such Subsidiary Guarantor under the Partnership Credit Facility and guarantees of Designated Senior Indebtedness, "Guarantor Senior Debt" shall include interest accruing thereon subsequent to the occurrence of any bankruptcy Event of Default specified in the Indenture relating to such Subsidiary Guarantor, whether or not the claim for such interest is allowed under any applicable Bankruptcy Law. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) Indebtedness evidenced by the notes or the Guarantees, (ii) Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of such Subsidiary Guarantor, (iii) any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness of such Subsidiary Guarantor to El Paso Energy Partners or a Subsidiary of El Paso Energy Partners or any other Affiliate of El Paso Energy Partners, (vii) any trade payables of such Subsidiary Guarantor, and (viii) any Indebtedness which is incurred by such Subsidiary Guarantor in violation of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contract or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, of foreign exchange rates, or commodity prices.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

          (1) borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), other than standby letters of credit and performance bonds issued by such Person in the ordinary course of business, to the extent not drawn;

          (3) banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) all Attributable Debt of such Person in respect of any sale and lease-back transactions not involving a Capital Lease Obligation;

          (6) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

          (7) representing Disqualified Equity; or

          (8) representing any Hedging Obligations other than to (in the ordinary course of business and consistent with prior practice) hedge risk exposure in the operations, ownership of assets or the management of liabilities of such Person and its Restricted Subsidiaries;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other

Person, provided that a guarantee otherwise permitted by the Indenture to be incurred by El Paso Energy Partners or any of its Restricted Subsidiaries of Indebtedness incurred by El Paso Energy Partners or a Restricted Subsidiary in compliance with the terms of the Indenture shall not constitute a separate incurrence of Indebtedness.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of clause (7) of the preceding paragraph, Disqualified Equity shall be valued at the maximum fixed redemption, repayment or repurchase price, which shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Equity is not then permitted by its terms to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Equity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but that such security shall be deemed to have been incurred only on the date of the original issuance thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB -- (or the equivalent) by S&P.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the "Limitation on Restricted Payments" covenant (i) the term "Investment" shall include the portion (proportionate to El Paso Energy Partners's Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of El Paso Energy Partners or any of its Restricted Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, El Paso Energy Partners or such Restricted Subsidiary shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time immediately before the effectiveness of such redesignation less the portion (proportionate to El Paso Energy Partners's or such Restricted Subsidiary's Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the General Partner. If El Paso Energy Partners or any Restricted Subsidiary of El Paso Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of El Paso Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of El Paso Energy Partners, El Paso Energy Partners shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means the date of the first issuance of the notes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security, claim, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Income" means, with respect to any Person, the consolidated net income
(loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) the aggregate gain (but not loss in excess of such aggregate gain), together with any related provision for taxes on such gain, realized in connection with:

             (a) any Asset Sale; or

             (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) the aggregate extraordinary gain (but not loss in excess of such aggregate extraordinary gain), together with any related provision for taxes on such aggregate extraordinary gain (but not loss in excess of such aggregate extraordinary gain).

     "Net Proceeds" means, with respect to any Asset Sale or sale of Equity Interests, the aggregate proceeds received by El Paso Energy Partners or any of its Restricted Subsidiaries in cash or Cash Equivalents in respect of any Asset Sale or sale of Equity Interests (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale), net of, without duplication, (i) the direct costs relating to such Asset Sale or sale of Equity Interests, including, without limitation, brokerage commissions and legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or sale of Equity Interests, (iii) all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (iv) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets or for liabilities associated with such Asset Sale or sale of Equity Interests and retained by El Paso Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to El Paso Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     "Non-Recourse Debt" means Indebtedness as to which:

          (1) neither El Paso Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute

     Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender of such Indebtedness;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of El Paso Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) the lenders have been notified in writing that they will not have any recourse to the stock or assets of El Paso Energy Partners or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Person which is not a Restricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by El Paso Energy Partners or any of its Restricted Subsidiaries provided that El Paso Energy Partners or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of El Paso Energy Partners, L.P., amended and restated effective as of August 31, 2000, as such may be amended, modified or supplemented from time to time.

     "Partnership Credit Facility" means the Fourth Amended and Restated Credit Agreement among El Paso Energy Partners, El Paso Finance, the lenders from time to time party thereto and The Chase Manhattan Bank, as administrative agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, and any amendments, modifications or supplements thereto and any agreement providing therefor (including any restatement thereof and any increases in the amount of commitments thereunder), whether by or with the same or any other lenders, creditors, group of lenders or group of creditors and including related notes, guarantees, collateral security documents and other instruments and agreements executed in connection therewith.

     "Permitted Business" means (1) gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, processing, dehydrating and otherwise handling hydrocarbons, including, without limitation, constructing pipeline, platform, dehydration, processing and other energy-related facilities, and activities or services reasonably related or ancillary thereto, (2) any business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Internal Revenue Code of 1986, as amended, other than any business that generates any gross income arising from the refining of a natural resource, and (3) any other business that does not constitute a reportable segment (as determined in accordance with GAAP) for El Paso Energy Partners's annual audited consolidated financial statements.

     "Permitted Business Investments" means Investments by El Paso Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of El Paso Energy Partners or in any Person that does not constitute a direct or indirect Subsidiary of El Paso Energy Partners (a "Joint Venture"), provided that:

          (1) either (a) at the time of such Investment and immediately thereafter, El Paso Energy Partners could incur $1.00 of additional Indebtedness under the first paragraph in the limitation of indebtedness set forth under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Equity" above or (b) such Investment is made with the proceeds of Incremental Funds (as defined in the covenant described under "-- Covenants -- Restricted Payments");

          (2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is non-recourse to El Paso Energy Partners and its Restricted Subsidiaries or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to El Paso Energy Partners or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which El Paso Energy Partners or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guaranty or "claw-back," "make-well" or "keep-well" arrangement) could, at the time such Investment is made and, if later, at the time any such Indebtedness is incurred, be incurred by El Paso Energy Partners and its Restricted Subsidiaries in accordance with the limitation on indebtedness set forth in the first paragraph under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Equity" above; and

          (3) such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

     The term "Joint Venture" shall include Poseidon Oil Pipeline Company, L.L.C. and Deepwater Holdings, L.L.C. ("Deepwater Holdings") and its Subsidiaries, and no such Person shall constitute a Restricted Subsidiary for purposes of the Indenture (even if such Person is then a Subsidiary of El Paso Energy Partners), until such time as the Board of Directors of the General Partner designates, in a manner consistent with the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or a Restricted Subsidiary as an Unrestricted Subsidiary, each as described under "Covenants -- Designation of Restricted and Unrestricted Subsidiaries," Poseidon Oil Pipeline Company or Deepwater Holdings, including one or more of its Subsidiaries, as the case may be, as a Restricted Subsidiary or an Unrestricted Subsidiary.

     "Permitted Investments" means:

          (1) any Investment in, or that results in the creation of, any Restricted Subsidiary of El Paso Energy Partners;

          (2) any Investment in El Paso Energy Partners or in a Restricted Subsidiary of El Paso Energy Partners (excluding redemptions, purchases, acquisitions or other retirements of Equity Interests in El Paso Energy Partners) at any one time outstanding;

          (3) any Investment in cash or Cash Equivalents;

          (4) any Investment by El Paso Energy Partners or any Restricted Subsidiary of El Paso Energy Partners in a Person if as a result of such
     Investment:

             (a) such Person becomes a Restricted Subsidiary of El Paso Energy Partners; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, El Paso Energy Partners or a Restricted Subsidiary of El Paso Energy Partners;

          (5) any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

          (6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of El Paso Energy Partners;

          (7) payroll advances in the ordinary course of business and other advances and loans to officers and employees of El Paso Energy Partners or any of its Restricted Subsidiaries, so long as the aggregate principal amount of such advances and loans does not exceed $1.0 million at any one time outstanding;

          (8) Investments in stock, obligations or securities received in settlement of debts owing to El Paso Energy Partners or any of its Restricted Subsidiaries as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of El Paso Energy Partners or any such Restricted Subsidiary, in each case as to debt owing to El Paso Energy Partners or any of its Restricted Subsidiary that arose in the ordinary course of business of El Paso Energy Partners or any such Restricted Subsidiary;

          (9) any Investment in Hedging Obligations;

          (10) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers' compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

          (11) any Investments required to be made pursuant to any agreement or obligation of El Paso Energy Partners or any Restricted Subsidiary in effect on the Issue Date and listed on a schedule to the Indenture; and

          (12) other Investments in any Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the Indenture and existing at the time the Investment, which is the subject of the determination, was made, not to exceed $5.0 million.

     "Permitted Junior Securities" means: (1) nonmandatorily redeemable Equity Interests in El Paso Energy Partners or any Subsidiary Guarantor, as reorganized or readjusted; or (2) debt securities of El Paso Energy Partners or any Subsidiary Guarantor as reorganized or readjusted that are subordinated to all Senior Debt and Guarantor Senior Debt and any debt securities issued in exchange for Senior Debt and Guarantor Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt and Guarantor Senior Debt pursuant to the Indenture, provided that the rights of the holders of Senior Debt and Guarantor Senior Debt under the Partnership Credit Facility are not altered or impaired by such reorganization or readjustment.

     "Permitted Liens" means:

          (1) Liens on the assets of El Paso Energy Partners and any Subsidiary securing Senior Debt and Guarantor Senior Debt;

          (2) easements, rights-of-way, restrictions, minor defects and irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of El Paso Energy Partners or its Restricted Subsidiaries;

          (3) Liens securing reimbursement obligations of El Paso Energy Partners or a Restricted Subsidiary with respect to letters of credit encumbering only documents and other property relating to such letters of credit and the products and proceeds thereof;

          (4) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of El Paso Energy Partners and its Restricted Subsidiaries;

          (5) Liens in favor of El Paso Energy Partners or any of the Restricted Subsidiaries;

          (6) any interest or title of a lessor in the property subject to a Capital Lease Obligation;

          (7) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with El Paso Energy Partners or any Restricted Subsidiary of El Paso Energy Partners, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with El Paso Energy Partners or such Restricted Subsidiary;

          (8) Liens on property existing at the time of acquisition thereof by El Paso Energy Partners or any Restricted Subsidiary of El Paso Energy Partners, provided that such Liens were in existence prior to the contemplation of such acquisition and relate solely to such property, accessions thereto and the proceeds thereof;

          (9) Liens to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (10) Liens on any property or asset acquired, constructed or improved by El Paso Energy Partners or any Restricted Subsidiary (a "Purchase Money Lien"), which (A) are in favor of the seller of such property or assets, in favor of the Person constructing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, construction or improvement of such asset or property, (B) are created within 360 days after the date of acquisition, construction or improvement,
     (C) secure the purchase price or construction or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the fair market value (as determined by the Board of Directors of the General Partner) of such acquisition, construction or improvement of such asset or property, and (D) are limited to the asset or property so acquired, constructed or improved (including proceeds thereof, accessions thereto and upgrades thereof);

          (11) Liens to secure performance of Hedging Obligations of El Paso Energy Partners or a Restricted Subsidiary;

          (12) Liens existing on the date of the Indenture and Liens on any extensions, refinancing, renewal, replacement or defeasance of any Indebtedness or other obligation secured thereby;

          (13) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by El Paso Energy Partners or any Restricted Subsidiary to the extent securing Non-Recourse Debt or Indebtedness (other than Permitted Debt) otherwise permitted by the first paragraph under "-- Incurrence of Indebtedness and Issuance of Disqualified Equity;"

          (14) statutory Liens of landlords and warehousemen's, carriers', mechanics', suppliers', materialman's, repairmen's, or other like Liens (including contractual landlord's liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (15) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other similar types of social security, old age pension or public liability obligations;

          (16) Liens on pipelines or pipeline facilities that arise by operation of law;

          (17) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of El Paso Energy Partners's or any Restricted Subsidiary's business that are customary in the Permitted Business;

          (18) judgment and attachment Liens not giving rise to a Default or Event of Default;

          (19) Liens securing the Obligations of the Issuers under the notes and the indenture and of the Subsidiary Guarantors under the Guarantees;

          (20) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (21) Liens arising from protective filings made in the appropriate office(s) for the filing of a financing statement in the applicable jurisdiction(s) in connection with any lease, consignment or similar transaction otherwise permitted hereby, which filings are made for the purpose of perfecting the interest of the secured party in the relevant items, if the transaction were subsequently classified as a sale and secured lending arrangement;

          (22) Liens arising out of consignment or similar arrangements for sale of goods;

          (23) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (24) Liens securing any Indebtedness which includes a covenant that limits liens in a manner substantially similar to the covenant entitled "Liens;"

          (25) Liens incurred in the ordinary course of business of El Paso Energy Partners or any Restricted Subsidiary of El Paso Energy Partners with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

          (26) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of El Paso Energy Partners or any of its Restricted Subsidiaries on deposit with or in possession of such bank.

     "Permitted Refinancing Indebtedness" means any Indebtedness of El Paso Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of El Paso Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded);

          (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by El Paso Energy Partners or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

     "Restricted Investment" means an Investment other than a Permitted Investment or a Permitted Business Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary, provided that Deepwater Holdings and its Subsidiaries shall not constitute a Restricted Subsidiary of El Paso Energy Partners, even if such Person is then a Subsidiary of El Paso Energy Partners, until such time as either such entity becomes a Restricted Subsidiary in the manner provided in the final paragraph under the definition of "Permitted Business Investments" above. Notwithstanding anything in the Indenture to the contrary, El Paso Finance shall be designated as a Restricted Subsidiary of El Paso Energy Partners.

     "S&P" means Standard & Poor's Ratings Group, Inc., or any successor to the rating agency business thereof.

     "Senior Debt" means:

          (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness permitted to be incurred by El Paso Energy Partners and the Restricted Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of El Paso Energy Partners or any Subsidiary Guarantor;

          (2) Indebtedness evidenced by the notes or the Guarantees;

          (3) any liability for federal, state, local or other taxes owed or owing by El Paso Energy Partners or any Subsidiary Guarantor;

          (4) any Indebtedness of El Paso Energy Partners or any of its Subsidiaries to any of its Subsidiaries or other Affiliates;

          (5) any trade payables; or

          (6) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof

     "Subsidiary" means, with respect to any Person:

          (1) any corporation, association or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (i) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively;

provided, however, that each of Deepwater Holdings and its Subsidiaries shall be deemed not to be a Subsidiary of El Paso Energy Partners or any of its Subsidiaries unless, and to the extent, any of Deepwater Holdings or any of its Subsidiaries is redesignated as a Restricted Subsidiary of El Paso Energy Partners in accordance with the terms of the Indenture.

     "Subsidiary Guarantors" means each of:

          (1) Argo II, L.L.C.; Crystal Holding, L.L.C.; Crystal Properties and Trading Company, L.L.C.; Delos Offshore Company, L.L.C.; El Paso Energy Partners Deepwater, L.L.C.; El Paso Energy Partners Oil Transport, L.L.C.; El Paso Energy Partners Operating Company, L.L.C.; Ewing Bank Gathering Company, L.L.C.; First Reserve Gas, L.L.C.; Flextrend Development Company, L.L.C.; Green Canyon Pipe Line Company, L.P.; Hattiesburg Gas Storage Company; Hattiesburg Industrial Gas Sales Company, L.L.C.; Manta Ray Gathering Company, L.L.C.; Petal Gas Storage Company, L.L.C.; Poseidon Pipeline Company, L.L.C.; Viosca Knoll Gathering Company; VK Deepwater Gathering Company, L.L.C.; VK-Main Pass Gathering Company, L.L.C.; and

          (2) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture; and

          (3) their respective successors and assigns.

Notwithstanding anything in the Indenture to the contrary, El Paso Finance shall not be a Subsidiary Guarantor.

     "Suspended Covenants" has the meaning given to such term under the caption "-- Suspended Covenants."

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) above, are not callable or redeemable at the option of the issuers thereof: or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a Depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such Depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such Depository receipt.

     "Unrestricted Subsidiary" means any Subsidiary of El Paso Energy Partners (other than El Paso Finance) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, provided that, at the time of such designation, (x) no portion of the Indebtedness or other obligation of such Subsidiary (whether contingent or otherwise and whether pursuant to the terms of such Indebtedness or the terms governing the organization of such Subsidiary or by law (a) is guaranteed by El Paso Energy Partners or any other Restricted Subsidiary, (B) is recourse to or obligates El Paso Energy Partners or any Restricted Subsidiary in any way (including any "claw-back," "keep-well," "make-well" or other agreements, arrangements or understandings to maintain the financial performance or results of operations of such Subsidiary or to otherwise infuse or contribute cash to such Subsidiary), or (C) subjects any property or assets of El Paso Energy Partners or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness, unless such Investment or Indebtedness is permitted by the provisions of the Indenture described above under the captions "-- Restricted Payments" and "-- Incurrence of Indebtedness and Issuance of Disqualified Equity," (y) no Equity Interests of a Restricted Subsidiary are held by such Subsidiary, directly or indirectly, and (z) the amount of El Paso Energy Partners's Investment, as determined at the time of such designation, in such Subsidiary since the Issue Date to the date of designation is treated as of the date of such designation as a Restricted Investment, Permitted Investment or Permitted Business Investment, as applicable. Initially, Argo and Argo I shall be designated as Unrestricted Subsidiaries. Notwithstanding anything in the Indenture to the contrary, El Paso Finance shall not be, and shall not be designated as, an Unrestricted Subsidiary.

     Any designation of a Subsidiary of El Paso Energy Partners as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the General Partner giving effect to such designation and an Officers' Certificate certifying that such designation compiled with the preceding conditions and was permitted by the covenant described above under the caption
"-- Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of El Paso Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," El Paso Energy Partners shall be in default of such covenant. The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of El Paso Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of any Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of United States federal income tax considerations applicable to the initial holders of the notes who purchase the notes at their "issue price," that is, the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to deal with all aspects of the United States federal taxation that may be relevant to particular investors in light of their particular circumstances (for example, to persons holding notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the United States federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations and financial institutions). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular investor. The discussion assumes that investors hold the notes as "capital assets" within the meaning of Section 1221 of the Code. We intend to treat the notes as indebtedness and not as equity for United States federal income tax purposes, and the United States federal income and estate tax considerations described below are based on that characterization.

     PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used in this tax discussion, the term "United States holder" means a beneficial owner of a note that is, for United States federal income tax purposes,

     - a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     The term also includes certain former citizens and certain former long-term residents of the United States.

     INTEREST ON A NOTE. The notes were not issued with original issue discount for United States federal income tax purposes. Accordingly, interest on a note will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder's method of accounting for United States federal income tax purposes.

     SALE OR RETIREMENT OF A NOTE. Upon the sale or retirement of a note, a United States holder will recognize a taxable gain or loss equal to the difference between the amount realized on the sale or retirement and the holder's adjusted tax basis in the note. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year. To the extent the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in income of the holder.

     EXCHANGE OFFER. The exchange of the Series A notes for Series B notes pursuant to the exchange offer will not result in any United States federal income tax consequences to the United States holders.

When a United States holder exchanges a Series A note for a Series B note pursuant to the exchange offer, the holder will have the same adjusted tax basis and holding period in the Series B note as in the Series A note immediately before the exchange.

     PAYMENTS UNDER REGISTRATION RIGHTS AGREEMENT. As more fully discussed under "The Exchange Offer -- Registration Rights," we may be required to pay liquidated damages to holders in the event we do not comply with certain covenants. Although the matter is not free from doubt, we intend to take the position that a holder should be required to report any liquidated damages as ordinary income for United States federal income tax purposes at the time it accrues or is received in accordance with the holder's regular method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income may be different.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. Information reporting will apply to payments of principal, premium and interest on, and the proceeds of disposition of, a note with respect to certain noncorporate United States holders and backup unitholding at a rate of 31% may also apply. Backup withholding will apply only if the United States holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     As used in this tax discussion, a non-United States holder means any beneficial owner of a note that is not a United States holder. The rules governing the United States federal income and estate taxation of a non-United States holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States holder if that holder is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

     PAYMENT OF INTEREST. Generally, payment of interest on a note to a non-United States holder will qualify for the "portfolio interest" exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business of the non-United States holder and provided that the non-United States holder:

     - does not actually or constructively own 10% or more of the capital or profits interest in any issuer or 10% or more of the combined voting power of all classes of stock of any issuer entitled to vote,

     - is not, for United States federal income tax purposes, a controlled foreign corporation related to the issuer within the meaning of the Code,

     - is not a bank receiving interest on a loan entered into in the ordinary course of its business within the meaning of the Code and

     - either:

          (a) provides a Form W-8BEN or W-8IMY, as appropriate (or a suitable substitute form), signed under penalties of perjury that includes its name and address and certifies as to its non-United States holder status in compliance with applicable law and regulations or

          (b) holds its notes through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a statement signed under penalties of perjury in which it certifies to the issuers or the issuers' agent that a Form W-8BEN or W-8IMY, as appropriate (or suitable substitute), has been received by it from the non-United States holder or qualifying intermediary and furnishes the issuers or the issuers' agent with a copy thereof.

     Recently adopted United States Treasury Regulations provide alternative methods for satisfying these certification requirements and are generally effective for payments made after December 31, 2000, subject to certain transition rules. For example, in the case of notes held by a foreign partnership, the new regulations require that the certification described above be provided by the partners rather than by the partnership and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule applies in the case of tiered partnerships. Non-United States holders are urged to consult their own tax advisors regarding the new regulations.

     Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax, unless derived through a partnership, if the non-United States holder delivers IRS Form W-8ECI (or successor form) annually to the payor.

     Interest income of a non-United States holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES. A non-United States holder of a note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of the note unless:

     - the gain is effectively connected with a United States trade or business of the non-United States holder,

     - in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by that holder in the United States or

     - the non-United States holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     U.S. FEDERAL ESTATE TAX CONSIDERATIONS. A note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the capital or profits interests in any issuer or 10% or more of the combined voting power of all classes of stock of any issuer entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States holder if the statement described in "-- Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that the issuers do not have actual knowledge that the holder is a United States person.

     Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations). However, if the broker:

     - is a United States person,

     - derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

     - is a controlled foreign corporation for United States tax purposes or

     - is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States, payment of the proceeds will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Payment of the proceeds of any sale of a note to or through the United States office of a broker, whether foreign or United States, is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in "-- Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge that the payee is a United States person or that the exemption conditions are not satisfied.

     Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is provided to the IRS.

     United States Treasury Regulations, which generally are effective for payments made after December 31, 2000, provide certain presumptions under which a non-United States holder is subject to backup withholding and information reporting unless such holder provides a certification as to its non-United States status. Non-United States holders should consult their own tax advisors with respect to the impact of the new regulations.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may freely transfer Series B notes issued under the exchange offer in exchange for Series A notes, unless you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer or an initial purchaser that acquired Series A notes directly from us; or

     - a broker-dealer that acquired Series A notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the Series B notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Series B notes. Broker-dealers receiving Series B notes in the exchange offer in exchange for Series A notes that were acquired in market-making or other trading activities will be subject to a prospectus delivery requirement with respect to resales of the Series B notes.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Series A notes, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration agreement, we have agreed to permit such participating broker-dealers to use this prospectus in connection with the resale of Series B notes.

     If you wish to exchange your Series A notes for Series B notes in the exchange offer, you will be required to make certain representations to us as set forth in "The Exchange Offer -- Registration Rights" and "-- Procedures for Tendering Series A Notes -- Determination of Validity" of this prospectus beginning on pages 22 and 27, and in the letter of transmittal. In addition, if you are a broker-dealer who receives Series B notes for your own account in exchange for Series A notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those Series B notes. See "The Exchange Offer -- Resale of Series B Notes; Plan of Distribution" beginning on page 33.

     We will not receive any proceeds from any sale of Series B notes by broker-dealers. Broker-dealers who receive Series B notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the Series B notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; or

     - at prices related to the prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Series B notes. Any broker-dealer that resells Series B notes it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of Series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Although the letter of transmittal requires a broker-dealer to deliver a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act as a result of such delivery.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Series A notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                         VALIDITY OF THE SERIES B NOTES

     The validity of the Series B notes being offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of El Paso Energy Partners, L.P., Neptune Pipeline Company, L.L.C., Deepwater Holdings, L.L.C., VK -- Deepwater Gathering Company, L.L.C. and Crystal Holding, L.L.C., incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Manta Ray Gathering Company, L.L.C., Ewing Bank Gathering Company, L.L.C., El Paso Energy Partners Operating Company, L.L.C.,
VK -- Main Pass Gathering Company, L.L.C., El Paso Energy Partners Deepwater, L.L.C., Delos Offshore Company, L.L.C., El Paso Energy Partners Oil Transport, L.L.C., Poseidon Pipeline Company, L.L.C., Flextrend Development Company, L.L.C. and Green Canyon Pipeline Company, L.P., incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this Registration Statement by reference to the Current Report on Form 8-K dated August 28, 2001 of El Paso Energy Partners, L.P. have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Poseidon Oil Pipeline Company, L.L.C. incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of Arthur Andersen LLP, independent accountants, and upon the authority of said firm as experts in auditing and accounting.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to estimated oil and natural gas reserves of El Paso Energy Partners, L.P. and its subsidiaries incorporated in this Registration Statement by reference have been so incorporated in reliance upon the authority of said firm as experts with respect to such matters contained in their report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

     We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superceded by information contained directly in this prospectus. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference into this prospectus and contain important information about us and our financial condition.

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

     - Current Reports on Form 8-K filed January 30, 2001; February 13, 2001; March 6, 2001; March 15, 2001; March 21, 2001; March 27, 2001; May 7,
       2001; May 14, 2001; May 24, 2001 and August 28, 2001.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                         El Paso Energy Partners, L.P.
                             4 East Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-5332
                         Attention: Investor Relations

TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN SEPTEMBER 21, 2001.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the sections entitled "Summary," "Risk Factors," and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

     These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in this prospectus, which are primarily listed in the "Risk Factors" section. These risks are also specifically described in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Forms 8-K and other documents we have filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.